Exhibit 99.4

Exhibit P

Exit Credit Facility

Draft 7/22/21
SUBJECT TO FURTHER REVISION Term Loan Number: [●]

AMENDED AND RESTATED CREDIT AGREEMENT1

Dated as of [●], 2021

by and among

CBL & ASSOCIATES HOLDCO I, LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

[1]

This loan document remains subject to negotiation, revision, and approval of the Company, the Required Consenting Bank Lenders, and the Required Consenting Noteholders (as defined in the Third Amended Joint Chapter 11 Plan of CBL & Associates Properties, Inc. and Its Affiliated Debtors, dated May 25, 2021 (Docket No. 1163).

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

SCHEDULE I	Term Loan Commitments
SCHEDULE 1.1(b)	Liens
SCHEDULE 1.1(c) SCHEDULE 1.1(d)	Required Collateral Properties Collateral Properties Allocated Loan Amount Release Price
SCHEDULE 4.1(a)	Initial Collateral Properties
SCHEDULE 4.1(a)(2)	Additional Collateral Properties
SCHEDULE 4.1(b)	Collateral Property Diligence
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)	Occupancy Status of Properties
SCHEDULE 7.1(h)	Material Contracts
SCHEDULE 7.1(i)	Litigation
SCHEDULE 7.1(r)	Affiliate Transactions
SCHEDULE 7.1(cc)(vii) SCHEDULE 8.19	Flood Zones Post-Closing Covenants

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Guaranty
EXHIBIT C	[Reserved]
EXHIBIT D	Form of Notice of Continuation
EXHIBIT E	Form of Notice of Conversion
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Parent Guaranty
EXHIBIT H	Form of REIT Bad-Act Guaranty
EXHIBIT I	[Reserved]
EXHIBIT J	Form of Term Note
EXHIBIT K	Form of Affiliated Lender Assignment Agreement
EXHIBIT L	Form of Compliance Certificate
EXHIBIT M	Forms of U.S. Tax Compliance Certificates
EXHIBIT N	Form of Property Management Contract Assignment

-v-

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of [●], 2021 by and among CBL & ASSOCIATES HOLDCO I, LLC, a limited liability company organized under the laws of the State of Delaware (the “Borrower”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Administrative Agent”).

WHEREAS, on [●], 2021, CBL & Associates Properties, Inc., a corporation incorporated under the Laws of Delaware (“Company”) and certain of its Subsidiaries (collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of each of the Company, Parent and each other Debtor, collectively the “Chapter 11 Cases”) and have continued in the possession of their assets and the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, Parent entered into that certain Credit Agreement, dated as of January 30, 2019 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among the Parent (the “Existing Borrower”), Company, each lender from time to time party thereto (the “Existing Lenders”) and Wells Fargo Bank, National Association, as administrative agent pursuant to which the Existing Lenders made a term loan facility and revolving facility available to the Existing Borrower.

WHEREAS, on [●], 2021, the Bankruptcy Court entered an order confirming the plan of reorganization proposed by the Loan Parties under chapter 11 of the Bankruptcy Code (as it may be modified, amended or supplemented from time to time, the “Chapter 11 Plan”), which provided for, among other things, the refinancing of the obligations under the Existing Credit Agreement with the proceeds of an exit credit facility.

WHEREAS, in connection with the foregoing, the Administrative Agent and the Lenders desire to continue certain loans under the Existing Credit Agreement as a term loan facility denominated in U.S. Dollars in an aggregate principal amount not to exceed $883,700,000, on the terms and conditions contained herein, which is a debt restructuring and rearrangement of the debt and other obligations of the Debtors arising under the Existing Credit Agreement and assignment and continuation of the liens and mortgages thereunder through an amendment and restatement thereof, which has been assumed by the Borrower and guaranteed by Parent and the Subsidiary Guarantors, in each case pursuant to the Chapter 11 Plan; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Article I.  Definitions

Section 1.1.  Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Additional Collateral Properties” means each Property set forth on Schedule 4.1(a)(2) as of the Effective Date.

“Administrative Agent” means Wells Fargo, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  Unless explicitly set forth to the contrary, a reference to an “Affiliate” means an Affiliate of the Borrower.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower, the Parent or any other Loan Party solely as a result of being the Administrative Agent or a Lender hereunder.

“Affiliated Lender” means, collectively, (a) any Affiliate of the Borrower, the Parent or the REIT (other than the Borrower, the Parent and the REIT and their respective Subsidiaries) or (b) any Lender which owns, directly or indirectly, in the aggregate (individually or collectively with its Affiliates) greater than 10% of the Equity Interests in the Borrower, the Parent or the REIT.

“Affiliated Lender Assignment Agreement” has the meaning assigned to such term in Section 13.6.

“Affiliated Lender Cap” has the meaning assigned to such term in Section 13.6(h).

“Aggregate Outstanding Balance” means, as of any date of determination, the aggregate principal balance of all Loans.

“Agreement Date” means the date as of which this Agreement is dated.

“Allocated Loan Amount” means (a) with respect to each of the Properties set forth on Schedule 4.1(a) on the Effective Date, the amount set forth opposite the name of such Property on Schedule 4.1(a) and (b) with respect to any Property added as a Collateral Property after the Effective Date, an amount reasonably determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“Applicable Loan Party” has the meaning given that term in Section 7.1(cc)(ix).

“Applicable Margin” means a per annum rate equal to, (a) with respect to LIBOR Loans, 2.75% and (b) with respect to Base Rate Loans, 1.75%.

“Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under Applicable Law governing the Administrative Agent and the Lenders, including, without limitation, FIRREA, and determining both the “as is” market value of such Property as between a willing buyer and a willing seller and the “stabilized value” of such Property.

“Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Appraisal of such Property.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

[“Approved Lease” means a lease affecting any Property that is (a) approved or deemed approved prior to the Effective Date (provided that, subject to delivery of each of the items set forth on Schedule 4.1 (b), leases existing as of the Effective Date shall be deemed to be approved), or (b) executed following the Effective Date that is approved by the Administrative Agent as to:  (i) form (provided that forms of leases provided by tenants of nationally recognized good standing shall be reasonably acceptable to the Administrative Agent) and content, (ii) creditworthiness of tenant, and (iii) economic terms, which generally shall not be materially less favorable than then-current market lease terms (including, but not limited to, term, net effective rent, expense recovery and tenant improvement/concession package) (provided that, any lease executed after the Effective Date having net rental square footage less than 50,000 square feet that meets the criteria set forth in clause (iii) above and is issued on the Borrower’s standard form of lease, or on a form provided by tenants of nationally recognized good standing, shall be deemed to be approved).]2

“Assignment and Assumption” means an Assignment and Assumption Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.6), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.2(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1.0% (subject to the interest rate floors set forth in the definition of “LIBOR”).  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Market Index Rate (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means a Term Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related

[2]	Under negotiation.

Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.2(b)(i).

“Benchmark Replacement” means, for any Available Tenor,

(a)with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment; or

(b)with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, (i) in the case of clause (a)(1), if the Administrative Agent decides that Term SOFR is not administratively feasible for the Administrative Agent, then Term SOFR will be deemed unable to be determined for purposes of this definition and (ii) in the case of clause (a)(1) or clause (b) of this definition, the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), or clause (b) or clause (c) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)for purposes of clauses (a)(1) and (b) of the definition of “Benchmark Replacement,” an amount equal to (A) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (B) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration and (C) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration;

(2)for purposes of clause (a)(2) of the definition of “Benchmark Replacement,” an amount equal to 0.26161% (26.161 basis points);

(3)for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities; and

(4) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(c)in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided the Term SOFR Notice to the Lenders and the Borrower pursuant to Section 5.2(b)(i)(B); or

(d)in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election[ or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Requisite Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day (other than a Saturday, Sunday or legal holiday) on which banks in New York, New York are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.  Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Capital Expenditures” means capitalized expenditures, including deferred maintenance, tenant allowances and redevelopment costs, excluding (i) any such expenditures funded by the Capex Reserve Account and (ii) the amount of any cash reimbursements received from a Person that is not an Affiliate of a Loan Party, to reimburse such Loan Party for such expenditures, all determined on a cash basis.

“Capex Reserve Account” has the meaning set forth in Section 8.13.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP.  The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one (1) year from the date acquired; (b) certificates of deposit with maturities of not more than one (1) year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven (7) days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one (1) year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Casualty Event” means any event that gives rise to the receipt with respect to any Collateral Property by any Subsidiary Grantor of any casualty insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon).

“Casualty/Condemnation Event” has the meaning given that term in Section 8.5.

“Chapter 11 Case” has the meaning set forth in the recitals hereto.

“Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document or Specified Derivatives Contract to which it is a party, and includes, without limitation, all “Property,” “Leases,” “Rents” and “Collateral” (or other similar term) under and as defined in the Collateral Agreement, any Security Deed, all “Management Agreements” (or other similar term) as defined in any Property Management Contract Assignment, and all other property subject to a Lien created by a Security Document.

“Collateral Agreement” means that certain Pledge and Collateral Agreement, dated as of the date hereof, by and among the Borrower, the Subsidiary Grantors and the Administrative Agent.

“Collateral Joinder Agreement” means a joinder agreement to the Collateral Agreement executed and delivered by an “Additional Grantor” (as defined in the Collateral Agreement) pursuant to Section 7.17 of the Collateral Agreement.

“Collateral Properties” means, collectively, (a) each Property set forth on Schedule 4.1(a) as of the Effective Date (each, an “Initial Collateral Property”) and (b) each other Property added as a Collateral Property from time to time pursuant to Section 4.1.

“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. § 1 et seq.

“Company” has the meaning set forth in the recitals  hereto.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Confirmation Order” has the meaning given that term in Section 6.1(a)(xviii)(x).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

[“Debt Rating” means, as of any date of determination, the ratings as determined by S&P and Moody’s of the Company’s Index Debt.]3

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Debtors” has the meaning set forth in the recitals hereto.

“Debt Fund Affiliate” means an Affiliated Lender that is a bona fide debt fund or an investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and which Affiliated Lender does not own, directly or indirectly, in the aggregate (individually or collectively with its Affiliates) greater than 10% of the Equity Interests in the Borrower, the Parent or the REIT and with respect to which none of the Borrower, the Parent or the REIT or any Affiliate of the Borrower, the Parent or the REIT makes investment decisions or has the power, directly or indirectly, to direct or cause the direction of such Affiliated Lender’s investment decisions.

“Debt Yield Ratio” means, as of any date of determination, the ratio, expressed as a percentage, of (a) the MCASH NOI on a trailing four (4) fiscal quarter basis as of the last day of the most recently completed fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.1 or Section 9.2, as applicable, to (b) the Aggregate Outstanding Balance as of such date.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

“Defaulting Lender” means, subject to Section 3.9(f), any Lender that (a) has failed to (

[3]	Debt rating requirement under negotiation.

i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division.  A Dividing

Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” means the lawful currency of the United States of America.

“Early Opt-in Election” means,

(a)with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, if such Benchmark is USD LIBOR, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders; and

(b)with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any currency other than Dollars or calculated with respect thereto, the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding syndicated credit facilities denominated in such currency at such time contain (as a result of amendment or as originally executed) a new benchmark rate to replace such Benchmark, and

(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from such Benchmark and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Calculation Certificate” means, a certificate that sets forth the amount of Excess Cash Flow for the relevant Excess Cash Flow Period, in form and substance reasonably satisfactory to the Administrative Agent.

“ECF Calculation Date” means March 1st and September 1st in any fiscal year

“ECF NOI” means, for any Excess Cash Flow Period, an amount equal to the aggregate MCASH NOI determined based on cash received that is attributable to the Collateral Properties (including Additional Collateral Properties).

“ECF NOI (Additional Collateral Properties)” means, for any Excess Cash Flow Period, an amount equal to the aggregate MCASH NOI determined based on cash received that is attributable to the Additional Collateral Properties, less the Imputed Base Management Fee-Additional Collateral Properties.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived in accordance with the provisions of Section 13.7.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 13.6(b)(iii), Section 13.6(b)(v) and Section 13.6(b)(vi) (subject to such consents, if any, as may be required under Section 13.6(b)(iii)); provided, however, that notwithstanding the foregoing, Eligible Assignee shall include Affiliated Lenders subject to the provisions of Section 13.6(h).

“Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Administrative Agent:  (a) such Property is wholly owned in fee simple (or with the consent of the Requisite Lenders, leased under a Ground Lease) by the Borrower or a Subsidiary Grantor; (b) such Property is located in a State of the United States of America or in the District of Columbia; (c) neither such Property, nor any interest of the Borrower or any Subsidiary therein, nor, if such Property is owned by a Subsidiary, any of the Borrower’s direct or indirect ownership interest in such Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (d) regardless of whether such Property is owned (or with the consent of the Requisite Lenders, leased under a Ground Lease) by the Borrower or a Subsidiary Grantor, the Borrower has the right directly, or indirectly through a Subsidiary Grantor, to take the following actions without the need to obtain the consent of any Person:  (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary Grantor, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) to the Borrower’s knowledge, such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Property; and (f) if (i) such Property is leased by the Borrower or a Subsidiary Grantor pursuant to a Ground Lease, (ii) the lessor’s interest in such Property is subject to a Mortgage and (iii) such

Ground Lease is subordinate to such Mortgage, then the mortgagee shall have executed a customary non-disturbance agreement with respect to the rights of the Borrower or Subsidiary Grantor, as the case may be, under such Ground Lease.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Insurance Policy” means that certain insurance policy titled “Pollution Legal Liability Strict”, dated as of June 28, 2012 (which terminates on June 28, 2022, and issued by AIG Specialty Insurance Company in favor of the Company4.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, transport, treatment, disposal or clean-up of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

[4]	NTD: This policy should be assigned to our Borrower – or we need to confirm it flows to our Borrower’s benefit; Will need to be renewed/extended prior to expiration. Under negotiation.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan; (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Erroneous Payment” has the meaning assigned thereto in Section 11.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 11.11(d).

“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 11.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 11.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” has the meaning given that term in Section 11.1.

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, (not less than zero), equal to:

(a) ECF NOI minus

(b) the sum of (i) the Imputed Base Management Fee, plus any reimbursable ordinary course third-party costs of unaffiliated parties that are not otherwise included in the calculation of the ECF NOI or required to be included under GAAP, for such Excess Cash Flow Period; provided that no other fees, costs or payments under any Property Management Agreement shall be included in the calculation thereof, plus (ii) the sum of (x) the Monthly Payment pursuant to Section 2.7 during such Excess Cash Flow Period (y) the payment of interest pursuant to Section 2.5 during such Excess Cash Flow Period and (z) any other payments of principal or interest made with respect to the Loans during such Excess Cash Flow Period (other than the Net Cash Proceeds received of any Casualty/Condemnation Event or from the sale, transfer or other disposition of a Collateral Property) plus (iii) the aggregate amount of Capital Expenditures during such Excess Cash Flow Period.

“Excess Cash Flow Period” means, for the ECF Calculation Date occurring upon (a) March 1, 2022, the Stub Excess Cash Flow Period, (b) March 1st in any fiscal year, the period commencing July 1st through and including December 31st in the immediately preceding fiscal year and (c) September 1st in any fiscal year, the period within such fiscal year commencing January 1st through and including June 30th.

“Exchange Act” has the meaning given that term in Section 11.1.(l)(i).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under any applicable provision of the Guaranty or the Parent Guaranty).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap

Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Borrower” has the meaning set forth in the recitals hereto.

“Existing Credit Agreement” has the meaning set forth in the recitals hereto.

“Existing Lenders” has the meaning set forth in the recitals hereto.

“Facility” means the Term Loan Facility.

“Facility Interest Expense” means, only the interest on the Loan determined in accordance with GAAP.

“Fair Market Value” means, with respect to any Property, the price as determined by Appraisal.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCA” has the meaning assigned thereto in Section 1.3.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.  If the Federal Funds Rate determined as provided above would be less than zero, the Federal Funds Rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain fee letter dated as of [__], 2021, by and among the Borrower, the Administrative Agent and Wells Fargo Securities, LLC.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document.

“FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989.

“Flood Laws” has the meaning assigned to such term in Section 12.13.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“First Extended Maturity Date” means November 1, 2026.

“First Semi-Annual Period” means the period from January 1st through June 30th in any fiscal year.

“Foreign Lender” means (a) if the Borrower (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal tax purposes, its regarded owner for U.S. federal tax purposes) is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal tax purposes, its regarded owner for U.S. federal tax purposes) is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower (or such regarded owner, as applicable) is resident for tax purposes.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) over any of the parties to this Agreement, or any arbitrator with authority to bind a party at law.

“Ground Lease” means a ground lease containing the following terms and conditions:  (a) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (b) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (c) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (d) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantors” means, individually and collectively, as the context shall require, the Parent (subject to termination thereof in accordance with the terms of the Parent Guaranty) and the Subsidiary Guarantors.

“Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of non-performance) of any part or all of such obligation whether by:  (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of non-performance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit, or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean each guaranty executed and delivered pursuant to Section 6.1 or Section 8.14 and substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“IBA” has the meaning set forth in Section 1.3.

“Imputed Base Management Fee” means the imputed base management fees in a semi-annual amount of $4,500,000.

“Imputed Base Management Fee-Additional Collateral Properties” means the allocated imputed base management fees for the Additional Collateral Properties in a semi-annual amount of $4,500,000 based on the ratio of total MCASH NOI to the Additional Collateral Properties MCASH NOI.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit (but only to the extent of any outstanding balance), (ii) evidenced by bonds, debentures, notes or similar instruments (but only to the extent such debt is not otherwise included in Indebtedness), or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against then existing Indebtedness (which shall be deemed to have an amount equal to the Derivatives Termination

Value thereof at such time but in no event shall be less than zero); (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability);  and (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation.  Indebtedness of any Person shall include Indebtedness of any other Person to the extent of such Person’s Ownership Share of such other Person (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness shall be included as Indebtedness of such Person).  All Loans shall constitute Indebtedness of the Borrower.

“Indemnifiable Amounts” has the meaning given that term in Section 12.6.

“Indemnified Costs” has the meaning given that term in Section 13.10(a).

“Indemnified Party” has the meaning given that term in Section 13.10(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 13.10(a).

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other person or subject to any other credit enhancement.

“Information Materials” has the meaning given that term in Section 9.6.

“Initial Collateral Property” has the meaning given that term in the definition of “Collateral Properties”.

“Initial Maturity Date” means November [1], 2025.

“Intellectual Property” has the meaning given that term in Section 7.1(s).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) MCASH NOI for the last day of the most recently completed fiscal quarter for which financial statements are required to be delivered pursuant to Section 9.1 or Section 9.2, as applicable, to (b) the Facility Interest Expense for such period, determined on a trailing four (4) fiscal quarter basis.

“Interest Period” means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a Notice of

Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period would otherwise end after the applicable Maturity Date, such Interest Period shall end on such Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall not include any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.  With respect to matters requiring the consent or approval of all Lenders at any given time, all then existing Defaulting Lenders and Non-Debt Fund Affiliates will be disregarded and excluded, and, for voting purposes only, “all Lenders” shall be deemed to mean “all Lenders other than Defaulting Lenders and Non-Debt Fund Affiliates”.

“Lender Parties” means, collectively, the Administrative Agent, the Lenders, the Specified Derivatives Providers, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 12.5, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Lending Office” means, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with Section 5.2(b), with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate as published by the ICE Benchmark Administration Limited, a United Kingdom company (or a comparable or successor quoting service approved by the Administrative Agent) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Eurodollar Reserve Percentage.  If, for any reason, the rate referred to in the preceding clause (i) is not so published, then “LIBOR” (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Any change in the Eurodollar Reserve Percentage shall result in a change in LIBOR on the date on which such change in such Eurodollar Reserve Percentage becomes effective.  If LIBOR determined as provided above (including, without limitation, any Benchmark Replacement with respect thereto) would be less than 1.00%, LIBOR shall be deemed to be 1.00% for purposes of this Agreement.  Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.2(b), in the event that a Benchmark Replacement with respect to LIBOR is implemented, then all references herein and in any other Loan Document to LIBOR shall be deemed references to such Benchmark Replacement.

“LIBOR Loan” means a Term Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.

“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 10:00 a.m. Central time for such day (rather than 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period as otherwise provided in the definition of “LIBOR”), or if such day is not a Business Day, the immediately preceding Business Day.  The LIBOR Market Index Rate shall be determined on a daily basis.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Term Loan.

“Loan Document” means this Agreement, each Note, the Parent Guaranty, each Guaranty, the REIT Bad-Act Guaranty, the Collateral Agreement, each other Security Document, the Fee Letters and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrower and each Subsidiary Guarantor.  Part I of Schedule 7.1.(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.  For purposes of clarity, (x) any Person which is a Loan Party solely by virtue of having Guaranteed all or a portion of the Obligations shall cease to be a Loan Party upon the release of such Person from all of its obligations under such Guaranty and (y) any Person which is a Loan Party solely by virtue of having Guaranteed all or a portion of the Obligations and having pledged any Collateral to secure all or a portion of the Obligations shall cease to be a Loan Party upon the release of such Person from all of its obligations under such Guaranty and under the Security Documents.

“Management Company” means CBL & Associates Management, Inc., a Delaware corporation, a Wholly Owned Subsidiary of the Parent, or any other Wholly Owned Subsidiary of the Parent or the Borrower that succeeds to the obligations of CBL & Associates Management, Inc. to manage the Collateral Properties, together with its successors and permitted assigns.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests, or, at the election of the Borrower, in exchange for cash); in each case, on or prior to the latest Maturity Date.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations [or business prospects] of the Borrower and its Subsidiaries, [or the Parent and its Subsidiaries,] in either case taken as a whole, (b) the ability of the Borrower, any other Loan Party [or the Parent] to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents, (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or (f) the Collateral taken as a whole, the Liens securing the Guaranteed Obligations or the priority of any such Lien.

“Material Contract” means (a) each Property Management Agreement, if any, with respect to a Collateral Property and (b) any contract or other arrangement relating to a Collateral Property (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the Borrower or any other Loan Party is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the Initial Maturity Date or, to the extent such date is extended pursuant to Section 2.13, the First Extended Maturity Date or the Second Extended Maturity Date, as applicable.

“Minimum Capital Expenditure Amount” means, an amount equal to the sum of $15,000,000.5

“Minimum Release Price” means, with respect to any Collateral Property, an amount in cash equal to the greatest of:

(a)	The Allocated Loan Amount multiplied by the percentage set forth in Schedule 1.1(d) with respect to such Property;
(b)	[The Appraised Value for such Property based on the most recent Appraisal of such Property multiplied by the percentage set forth in Schedule 1.1(d) for such Property;]
(c)	100% of the Net Cash Proceeds received by the Borrower, any Guarantor or any other Subsidiary of the Borrower from the sale, transfer or other disposition of such Property; and
(d)

An amount such that the pro forma Debt Yield Ratio from Approved Leases, with respect to the Property remaining after such Property Release, shall be greater than or equal to the greater of (a) the Debt Yield Ratio as of the end of the fiscal quarter ending immediately prior to such Property Release and (b) [__]%.[6]

“MIRE Event” means, any increase, extension or renewal of any of the Loans (excluding (i) any continuation or conversion of Loans or (ii) the making of any Loan).

“Modified Cash Basis Net Operating Income” or “MCASH NOI” means, for any Collateral Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods and in accordance with GAAP):

(a) rents and other revenues recognized in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance, but excluding (

[5]	Adjustment of capex amount under negotiation.
[6]	Minimum Release Price under negotiation.

i) pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent including write-off of debt, (ii) any amounts related to the amortization of above and below market rents, straight line rents, lease termination income and write-off of landlord inducements and [(iii) without duplication of any adjustments in accordance with GAAP to account for the same as a bad debt expense and rents received from tenants who are subject to insolvency or bankruptcy proceeding (unless any such lease has been fully and finally authorized by a court of competent jurisdiction overseeing such insolvency or bankruptcy proceedings)) determined in accordance with GAAP,] minus

(b) all operating expenses (excluding interest and depreciation expense) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding general overhead expenses of the Parent and its Subsidiaries and any actual or imputed property management fees, including, without limitation, the Imputed Base Management Fee).7

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.

“Mortgage Receivable” means Indebtedness secured by Mortgages in favor of the Borrower or any Subsidiary.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five (5) year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document or Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Cash Proceeds” means, with respect to any sale, transfer or other disposition of a Property, the gross proceeds received by any Loan Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (

[7]	Under negotiation.

i) all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such sale, transfer or other disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such sale, transfer or other disposition to the extent paid to unaffiliated third parties and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the property (or a portion thereof) disposed of that is pari passu to or senior in ranking to the Liens on such asset created by the Loan Documents, which Indebtedness is required to be repaid in connection with such transaction or event.

“New Convertible Notes” means the 7.0% convertible notes due 202[8], issued pursuant to the New Convertible Notes Indenture.

“New Convertible Notes Indenture” means the indenture, dated as of [Plan Effective Date], among [XX], as issuer, the guarantors party thereto and [XX], as trustee and collateral agent.

“New Notes Issuer” means [XX].

“New Senior Secured Notes” means the 10.0% senior secured notes due 202[9], issued pursuant to the New Senior Secured Notes Indenture.

“New Senior Secured Notes Indenture” means the indenture, dated as of the [Plan Effective Date], among [XX], as issuer, the guarantors party thereto and [XX], as trustee and collateral agent.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.7 and (b) has been approved by the Requisite Lenders.

“Non-Debt Fund Affiliate” means an Affiliated Lender  that is not a Debt Fund Affiliate.

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability, in the case of any Person that is the Borrower or any of its Subsidiaries, in a form reasonably acceptable to the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Term Note.

“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11. evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively, without duplication:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent, or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note, and including any interest and fees that accrue following the commencement of a proceeding by or against any Loan Party under a Debtor Relief Law.  For the avoidance of doubt, “Obligations” shall not include any existing or future payment or other obligations owing by any Loan Party under any Specified Derivatives Contract.

“Occupancy Rate” means the ratio, expressed as a percentage, of (a) the net rentable owned square footage of such Property by tenants that are not affiliated with the Borrower and paying rent, to (b) the aggregate owned net rentable square footage of such Property.  For the purposes of the definition of “Occupancy Rate”, a tenant shall be deemed to occupy a Property if (i) the failure to actually occupy such Property is as a result of a temporary cessation [(which temporary cessation shall not be more than ninety (90) consecutive days from the date of such cessation)]8 of operations for renovation, repairs or other temporary reason, (ii) such tenant is completing a tenant build out, or is otherwise scheduled to be open for business, within ninety (90) days of such date, or (iii) such tenant is not actually occupying such Property but is paying rent.  For a Property that is a mall, the calculation of the ratio shall include only those spaces that are less than 20,000 square feet and located within the ring road of such mall.  For all Properties, units that are occupied by a license/branding tenant with a total term (including renewals and relocations) of less than 90 days are treated as vacant for purposes of calculating the ratio.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Obligations” means liabilities and obligations of [the Parent,] the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which the Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which the Parent is required to file with the SEC.

“Other Benchmark Rate Election” means, with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in Dollars or calculated with respect thereto, if such Benchmark is USD LIBOR, the occurrence of:

(a)

[8]	Under negotation

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)the joint election by the Administrative Agent and the Borrower to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary), the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation or formation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary.

“Parent” means CBL & Associates Limited Partnership, a limited partnership organized under the laws of the State of Delaware.

“Parent Guaranty” means the Parent Guaranty executed and delivered by the Parent in favor of the Administrative Agent and the other Lender Parties and substantially in the form of Exhibit G.

“Parent Guaranty Termination Date” means the first date upon which the Parent Guaranty is terminated in accordance with Section [ _ ] thereof.

“Participant” has the meaning given that term in Section 13.6(d).

“Participant Register” has the meaning given that term in Section 13.6(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws), which, in each case, are not at the time required to be paid or discharged under Section 8.6, (b) the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, are not at the time required to be paid or discharged under Section 8.6; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (d) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (e) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (f) Liens in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties; (g) Liens in existence on the Effective Date and set forth in Schedule 1.1.(b) hereto, which shall be reasonably acceptable to the Administrative Agent; (h) licenses of Intellectual Property granted in the ordinary course of business which do not materially detract from the value of such Intellectual Property or impair the intended use thereof in the business of such Person; and (i) Liens set forth in the Title Policies obtained by the Administrative Agent (to the extent subject to acceptable insurance coverage thereunder).

“Permitted Unimproved Land Contribution” means the contribution of the Borrower or any Subsidiary Grantor of a portion of any Property constituting Unimproved Land to a joint venture in which the Borrower or any Affiliate thereof is a partner.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Post-Default Rate” means, (a) in respect of any principal of any Loan, the rate otherwise applicable plus an additional two percent (2%) per annum and (b) with respect to any other Obligation, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus two percent (2%) per annum.

“Post-Foreclosure Plan” has the meaning given that term in Section 12.12.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender then acting as the Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Lender acting as the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means the office of the Administrative Agent located at 301 South College St., 15th Floor, MAC D1053-150, Charlotte, NC 28202, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s outstanding Term Loans to (b) the aggregate amount of all outstanding Term Loans.  For purposes of Section 3.9(b) when a Defaulting Lender shall exist, any such Defaulting Lender’s Loans shall be disregarded in the calculation of Pro Rata Share.

“Property” means a parcel (or group of related parcels) of real property developed (or to be developed) by the Borrower or any Subsidiary.

“Property Management Agreements” means, collectively, all agreements entered into by the Borrower or any other Loan Party pursuant to which the Borrower or such other Loan Party engages a Person to advise it with respect to the management of a given Collateral Property and/or to manage a given Collateral Property.

“Property Management Contract Assignment” means an Assignment and Subordination of Management Agreement executed by the Borrower or any other Loan Party in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, substantially in the form of Exhibit N or otherwise in form and substance reasonably satisfactory to the Administrative Agent.  Such document may, at the Administrative Agent’s election, constitute a subordination of a Property Management Agreement, rather than an assignment thereof.

“Property Owner” has the meaning given that term in Section 4.2(a).

“Property Release” has the meaning given that term in Section 4.2(a).

“Protective Advance” means all sums expended as determined by the Administrative Agent to be necessary or appropriate after the Borrower or any other Loan Party fails to do so when required:  (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 13.2.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Recipient” means (a) the Administrative Agent, and (b) any Lender, as applicable.

“Recourse Indebtedness” means any Indebtedness of a Person that is not Non-Recourse Indebtedness.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning given that term in Section 13.6(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Effective Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity ratios or requirements.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted, issued or implemented.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

“REIT Bad-Act Guaranty” means the REIT Bad-Act Guaranty executed and delivered by the Company in favor of the Administrative Agent and the other Lender Parties and substantially in the form of Exhibit H.

“REIT Voting Stock” has the meaning given that term in Section 11.1.(l)(i).

“REIT Guaranty Termination Date” means the first date upon which the REIT Bad-Act Guaranty is terminated in accordance with Section [ _ ] thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Rent Roll” has the meaning given that term in Section 7.1(cc)(ix).

“Required Collateral Properties” means each Collateral Property set forth on Schedule 1.1(c).

“Requisite Lenders” means, as of any date, Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders and Non-Debt Fund Affiliates will be disregarded and excluded and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders and Non-Debt Fund Affiliates) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interest to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; [(d) any Investment]9; and (e) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person

[9]	Under negotiation.

” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans will be used, or (c) from which repayment of the Loans will be derived.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Maturity Date” means November 1, 2027.

“Second Semi-Annual Period” means the period from July 1st through December 31st in any fiscal year.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any property.

“Securities Act” means the Securities Act of 1933, together with all rules and regulations issued thereunder.

“Security Deed” means a Mortgage executed by the Borrower or a Subsidiary of the Borrower in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, in form and substance satisfactory to the Administrative Agent.

“Security Document” means the Guaranty, [the Parent Guaranty,] the Collateral Agreement, any Security Deed, any Property Management Contract Assignment, and any security agreement, pledge agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Administrative Agent’s Liens in any of the Collateral.

“Senior Notes” means the New Convertible Notes and New Senior Secured Notes.

“Senior Notes Indenture” means the New Convertible Notes Indenture and New Senior Secured Notes Indenture.

“Senior Officer” means the Chairman, CEO, President, an Executive Vice President, Senior Vice President - Accounting, Vice President - Accounting, the Chief Legal Officer or the Chief Financial Officer of the Borrower or the Parent.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Effective Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“Specified Equity Interests” has the meaning given that term in Section 10.2.

“Stub Excess Cash Flow Period” means the period commencing upon November 1, 2021 through and including December 31, 2021.

“Stub Period Excess Cash Flow” means an amount (not less than zero) equal to:

(a)ECF NOI for the Stub Excess Cash Flow Period minus

(b)the sum of:

(i)an imputed base management fee of $1,500,000, plus any reimbursable ordinary course third-party costs of unaffiliated parties for the Stub Excess Cash Flow Period that are not otherwise included in the calculation of the MCASH NOI or required to be included under GAAP; plus

(ii)the sum of (x) the Monthly Payment pursuant to Section 2.7, (y) the payment of interest pursuant to Section 2.5, and (z) any other payments of principal or interest made with respect to the Loans, in each case, during the Stub Excess Cash Flow Period; plus

(iii)Capital Expenditures in an aggregate amount equal to the greater of (x) the actual amount thereof expensed during the Stub Excess Cash Flow Period and (y) the lesser of (1) $2,500,000 and (2) $15,000,000 minus the actual amount of Capital Expenditures expensed during the period of January 1, 2021 through and including October 31, 2021; plus

(iv)$5,000,000 (to satisfy the Liquidity Covenant set forth in Section 10.1.

“Subdivision Process” has the meaning given that term in Section 4.2(c).

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP, and unless the context shall dictate otherwise, the term shall mean a direct or indirect Subsidiary of the Borrower.

“Subsidiary Grantors” means, collectively, (i) each direct owner of any Collateral Property, (ii) any Subsidiary of the Borrower that directly or indirectly owns the Equity Interests or any direct owner of any Collateral Property, (iii) any Subsidiary that becomes a Subsidiary Grantor pursuant to the terms of Section 8.14 and (iv) any Subsidiary that elects to become a Subsidiary Grantor.

“Subsidiary Guarantors” means, collectively, (i) each Subsidiary Grantor, (ii) any Subsidiary of the Borrower that indirectly owns the Equity Interests or any owner of any Collateral Property and does not otherwise directly own the Equity Interests of any Subsidiary Grantor, (iii) any Subsidiary that becomes a Subsidiary Guarantor pursuant to the terms of Section 8.14 and (iv) any Subsidiary that elects to become a Subsidiary Guarantor.

“Substantial Amount” means, at the time of determination thereof, an amount in excess of [__] percent ([__]%) of Total Asset Value for the quarter most recently ended as reported on the Compliance Certificate for such quarter.10

“Super-Majority Lenders” means, as of any date, (x) with respect to amendments or modifications to any Allocated Loan Amount or any percentage for the Collateral Properties (other than Required Collateral Properties) set forth on Schedule 1.1(d)

[10]	Under negotiation.

, Lenders having more than sixty-six and two thirds percent (66-2/3%) of the principal amount of the aggregate outstanding Loans and (y) with respect to amendments or modifications to any Allocated Loan Amount or any percentage for the Required Collateral Properties, Lenders having more than seventy-five percent (75%) of the principal amount of the aggregate outstanding Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Super-Majority Lenders” shall in no event mean less than two (2) Lenders.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant Lease” means any lease entered into by the Borrower, any Loan Party or any Subsidiary with respect to any portion of a Property.

“Term Loan” means a loan made by a Term Loan Lender to the Borrower pursuant to Section 2.2.

“Term Loan Facility” means, at any time, the aggregate outstanding principal amount of the Term Loans of all Term Loan Lenders.

“Term Loan Lender” means a Lender holding a Term Loan.

“Term Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Term Loan Lender in a principal amount equal to the amount of such Term Loan Lender’s Term Loan.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 5.2(b) with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

“Third Party Affiliate” means any Person which owns any interest in the Parent, the Borrower or any Subsidiary of the Borrower, but which Person is neither a Senior Officer nor a Subsidiary of the Borrower.

“Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a Title Policy covering property located in such jurisdiction which endorsement effectively ties coverage to other Title Policies covering properties located in other jurisdictions.

“Title Insurance Company” means (i) Fidelity National Title Insurance Company, (ii) Chicago Title Insurance Company, (iii) First American Title Insurance Company, (iv) Commonwealth Land Title Insurance Company, or (v) any other title company selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” means, with respect to each Collateral Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Administrative Agent) issued by a Title Insurance Company (with such co-insurance or reinsurance as the Administrative Agent may reasonably require, any such co-insurance or reinsurance to be with direct access endorsements to the extent available under Applicable Law) in an amount as the Administrative Agent may reasonably require based upon the Fair Market Value of the applicable Collateral Property insuring the priority of the Security Deed thereon and that the Borrower or a Loan Party, as applicable, holds marketable or indefeasible (with respect to Texas) fee simple title to such parcel, subject only to the encumbrances acceptable to the Administrative Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Tenant Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Administrative Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Administrative Agent may reasonably require and is available in the state in which the Collateral Property is located, including, without limitation, (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Collateral Property in any Tie-In Jurisdiction, (vii) “first loss” and “last dollar” endorsements, and (viii) a utility location endorsement.

“Total Asset Value” shall have the meaning set forth in Parent’s balance sheet as provided in the most recent quarterly SEC filing.11

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution

[11]	NTD: proposed definition subject to review of balance sheet by WFB.

” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the following twelve (12) months or which is occupied by a vacant building from which no income was underwritten by the Lenders; provided, however, that other than for purposes of a Permitted Unimproved Land Contribution, the term Unimproved Land shall not include (a) raw land subject to a Ground Lease under which the Borrower or a Subsidiary is the lessor and a Person not an Affiliate is the lessee, (b) land subject to a binding contract of sale under which the Borrower or one of its Subsidiaries is the seller and the buyer is not an Affiliate of the Borrower or (c) out-parcels held for lease at Properties which are either completed or where development has commenced.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.

“USD LIBOR” means the London interbank offered rate for Dollars.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person, and unless the context shall dictate otherwise, the term shall mean a Wholly Owned Subsidiary of the Borrower.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2.  General; References to Central Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, the Borrower shall give the Administrative Agent written notice thereof promptly after the Borrower has knowledge thereof, and if either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided, further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Upon the Company’s emergence  from the Chapter 11 Plan, the calculation of liabilities shall be in accordance with the rules for “fresh start accounting” as set forth under FASB ASC 852 Reorganization.  References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) except as expressly provided otherwise in any Loan Document, shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower (or a Subsidiary of such Subsidiary) and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower.  Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Central time, daylight or standard, as applicable.

Section 1.3.  Rates.

The interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) may be determined by reference to LIBOR, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  On March 5, 2021, ICE Benchmark Administration (“IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and 2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements.  As a result, it is possible that commencing immediately after such dates, the London interbank offered rate for such tenors may no longer be available or may no longer be deemed a representative reference rate upon which to determine the interest rate on LIBOR Rate Loans or Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 5.2(b), such Section 5.2(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to Section 5.2(b), of any change to the reference rate upon which the interest rate on LIBOR Rate Loans and Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate) is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (i) the continuation of, administration of, submission of, calculation of or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR” or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 5.2(b), will be similar to, or produce the same value or economic equivalence of, LIBOR or any other Benchmark, or have the same volume or liquidity as did the London interbank offered rate or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower.  The Administrative

Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Article II.  Credit Facilities

Section 2.1.  [Reserved].

Section 2.2.  Term Loans.

(a)Making of Term Loans.  Subject to the terms and conditions hereof, as of the Effective Date, each Term Loan Lender severally and not jointly agrees that the pre-petition Term Loans made by such Term Loan Lender outstanding on the Effective Date immediately prior to giving effect to this Agreement shall be converted into Term Loans in a principal amount equal to such Lender’s Term Loan commitment as set forth on Schedule II and shall be deemed funded on the Effective Date of the Plan pursuant to this Agreement. The Term Loans shall amortize as set forth in Section 2.7(b).

Section 2.3.  [Reserved].

Section 2.4.  [Reserved].

Section 2.5.  Rates and Payment of Interest on Loans.

(a)Rates.  The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

(ii)during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, (a) automatically upon any Event of Default under Section 11.1(a), Section 11.1(e) or Section 11.1(f), or Section 11.1(b) at the option of the Requisite Lenders (upon notice to the Borrower) while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender on any amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)Payment of Interest.  All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) with respect to any Base Rate Loan, [monthly]12 in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date, (ii) with respect to any LIBOR Loan, on the last day of the Interest Period applicable thereto and, in the case of any LIBOR Loan with an Interest Period of more than three months’ duration, on each day prior to the last day of such Interest Period that occurs at three months’ duration after the first day of such Interest Period and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.6.  Number of Interest Periods.

Notwithstanding anything to the contrary contained in this Agreement, there may be no more than eight (8) different Interest Periods for all Loans outstanding at the same time.

Section 2.7.  Repayment of Loans; Amortization of Term Loans.

(a)[Reserved].

(b)Term Loans.  The Borrower promises to repay the Term Loans on the first Business Day of each month following the Effective Date, commencing on the first such date to occur after the Effective Date and thereafter until the Term Loan Maturity Date, in an amount equal to (i) $212,328.77 per day multiplied by (ii) the number of days in the calendar month just ended (such amount, the “Monthly Payment”), with such Monthly Payment to be applied first to interest then due and owing under Section 2.7(b), and the balance applied to repay principal outstanding under the Term Loans (as adjusted from time to time pursuant to Section 2.8(a) and Section 2.8(b)).  To the extent not previously repaid, the Borrower shall pay the remaining outstanding principal amount of, and all accrued but unpaid interest on, the Term Loans on the Maturity Date.

Section 2.8.  Prepayments.

(a)Optional.  Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty.  The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan.  Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof.

(b)Mandatory.

(i)Collateral Properties Release Event.  Upon the release of the Liens created by the Security Documents on a Collateral Property pursuant to Section 4.2(a), in connection with the sale of either (

[13]	NTD: Monthly vs quarterly payments to be confirmed.

i) such Collateral Property or (ii) the Equity Interests of the Person that owns such Collateral Property, in each case, the Borrower shall prepay the Term Loans in an aggregate principal amount equal to the Minimum Release Price for such Collateral Property, such prepayment to be applied to the Term Loans, pro rata in accordance with Section 3.2, for so long as the Term Loans remain outstanding.

(ii)Permitted Unimproved Land, Outparcel and Permitted Unimproved Land Contributions.  If at any time the Borrower is required to make a prepayment pursuant to Section 4.2(b), such prepayment to be applied to the Term Loans, pro rata in accordance with Section 3.2, for so long as the Term Loans remain outstanding.

(iii)Excess Cash Flow.  Borrower shall repay the Term Loans with Excess Cash Flow when and as required by Section 8.12, with each such prepayment to be applied to the Term Loans, pro rata in accordance with Section 3.2, for so long as the Term Loans remain outstanding.

(iv)Casualty Events.  If any Casualty Event occurs with respect to any Collateral Property, the Borrower or the applicable Subsidiary Grantor shall apply such Net Cash Proceeds in accordance with the provisions of Section 8.5; provided that (x) if any Net Cash Proceeds are not so reinvested within the time period provided in Section 8.5 following receipt of such Net Cash Proceeds, or (y) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, in either case an amount equal to any such Net Cash Proceeds shall be applied to the prepayment of the Term Loans within ten (10) Business Days thereafter, such prepayment to be applied to the Term Loans, pro rata in accordance with Section 3.2, for so long as the Term Loans remain outstanding.

(v)Application of Mandatory Prepayments.  If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section 2.8(b) prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.

(c)No Effect on Derivatives Contracts.  No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Derivatives Contracts entered into with respect to the Loans.

Section 2.9.  Late Charges.

So long as the Post-Default Rate is not payable with respect to the Obligations as provided in Section 2.5, if any payment required under this Agreement is not paid within fifteen (15) days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to three percent (3%) of such delinquent payment.  Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest.  In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2, this Section shall apply only to payments overdue prior to the time of such acceleration.  This Section shall not be deemed to be a waiver of the Lenders’ right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.10.  Continuation.

So long as there exists no Default or Event of Default, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. Central time on the third Business Day prior to the date of any such Continuation.  Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however, that if an Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.11. Conversion.

So long as there exists no Default or Event of Default, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type.  Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess of that amount, and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.5.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan.  Each such Notice of Conversion shall be given not later than 11:00 a.m. Central time one (1) Business Day prior to the date of any proposed Conversion into Base Rate Loans and three (3) Business Days prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.12.  Notes.

(a)Notes. To the extent requested by any Term Loan Lender, the Term Loan made by a Term Loan Lender shall, in addition to this Agreement, also be evidenced by a Term Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its Term Loan and otherwise duly completed.

(b)Records.  The date, amount, interest rate and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded or otherwise evidenced by one or more accounts or records in the ordinary course of business by such Lender and the Administrative Agent and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) any failure to so record or any error in doing so shall not limit or otherwise affect the obligations of the Borrower under any of the Loan Documents to pay any amount owing with respect to the Obligations and (ii) if there is a discrepancy between such accounts and records maintained by any Lender and the accounts and records maintained by the Administrative Agent, in the absence of manifest error, the accounts and records maintained by the Administrative Agent shall be controlling.

(c)Lost, Stolen, Destroyed or Mutilated Notes.  Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed, mutilated, inappropriately cancelled or inappropriately marked, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, inappropriate cancellation or inappropriate marking, upon surrender and cancellation of such Note, the Borrower shall at no expense to the Borrower execute and deliver to such Lender a new Note, identical in form and substance and dated the date of such lost, stolen, destroyed, mutilated, inappropriately cancelled or inappropriately marked Note.

Section 2.13.  Extension of Initial Maturity Date.

(a)The Initial Maturity Date shall be automatically extended to the First Extended Maturity Date upon satisfaction of the following conditions, as of the Initial Maturity Date:

(i)no Default under Section 11.1(a), Section 11.1(e) or Section 11.1(f) shall exist, and no Event of Default has all have occurred and be continuing;

(ii)the Borrower would have made commercially reasonable efforts to have the Company receive an updated Environmental Insurance Policy with a termination date no earlier than the First Extended Maturity Date and, to the extent received, the Administrative Agent shall have received, in form and substance to the reasonable satisfaction of the Administrative Agent, an updated Environmental Insurance Policy with substantially similar terms regarding the scope of coverage and coverage limitations as the existing Environmental Insurance Policy in favor of the Borrower with a termination date no earlier than the First Extended Maturity Date; and

(iii)the aggregate outstanding principal amount of the Term Loans shall be less than or equal to $670,000,000.

(b)If the Initial Maturity Date is successfully extended pursuant to clause (a) above, then the First Extended Maturity Date shall be automatically extended to the Second Extended Maturity Date upon satisfaction of the following conditions, as of the First Extended Maturity Date:

(i)no Default under Section 11.1(a), Section 11.1(e) or Section 11.1(f) shall exist, and no Event of Default has all have occurred and be continuing;

(ii)the Borrower would have made commercially reasonable efforts to have the Company receive an updated Environmental Insurance Policy with a termination date no earlier than the Second Extended Maturity Date and, to the extent received, the Administrative Agent shall have received, in form and substance to the reasonable satisfaction of the Administrative Agent, an updated Environmental Insurance Policy with substantially similar terms regarding the scope of coverage and coverage limitations as the existing Environmental Insurance Policy in favor of the Borrower with a termination date no earlier than the Second Extended Maturity Date; and

(iii)the aggregate outstanding principal amount of the Term Loans shall be less than or equal to $615,000,000.

Article III.  Payments, Fees and Other General Provisions

Section 3.1.  Payments.

(a)Payments by the Borrower.  Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10 and any other amounts withheld as required by Applicable Law), to the Administrative Agent at the Principal Office, not later than 1:00 p.m. Central time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  In the event the Administrative Agent fails to pay such amounts to such Lender, within one (1) Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business

Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)Presumptions Regarding Payments by the Borrower.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2.  Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) [reserved]; (b) [reserved]; (c) the making of Term Loans under Section 2.2(a) shall be made from the Term Loan Lenders, pro rata according to the amounts of their respective Term Loan commitments; (d) each payment or prepayment of principal of Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Term Loans shall be made for the account of the Term Loan Lenders pro rata in accordance with the amounts of interest on such Term Loans then due and payable to the respective Lenders; and (f) the Conversion and Continuation of Term Loans shall be made pro rata among the Term Loan Lenders according to the amounts of their respective Term Loans and the then current Interest Period for each Lender’s portion of each such Loan shall be coterminous.  Any payment or prepayment of principal or interest made during the existence of a Default or Event of Default shall be made for the account of the Lenders in accordance with the order set forth in Section 11.5.

Section 3.3.  Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations owing to such Lender resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligation greater than the share thereof as provided in Section 3.2 or Section 11.5, as applicable, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations owing to the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the applicable Lenders ratably in accordance with Section 3.2 or Section 11.5, as applicable; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) [reserved] or (z) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 3.4.  Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.  Fees.

(a)Closing Fee.  On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all fees then due and payable as have been agreed to in writing by the Borrower and the Administrative Agent in the Fee Letters or otherwise.

(b)Administrative and Other Fees.  The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letters and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6.  Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed for the actual number of days elapsed on the basis of a year of 360 days, except interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable.

Section 3.7.  Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5(a)(i) and Section 2.5(a)(ii).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, facility fees, closing fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and non-refundable when due.

Section 3.8.  Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error.  The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9.  Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.7.

(b)Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents thereto.

(c)[Reserved].

(d)[Reserved].

(e)[Reserved].

(f)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause, as applicable, the Term Loans to be held by the Term Loan Lenders pro rata as if there had been no Term Loan Lenders that were Defaulting Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, subject to Section 13.24, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)[Reserved].

(h)Purchase of Defaulting Lender’s Loans.  During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.10.  Taxes; Foreign Lenders.

(a)FATCA.  For purposes of this Section, the term “Applicable Law” includes FATCA.

(b)Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)Payment of Other Taxes by the Borrower.  The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)Indemnification by the Borrower.  The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (other than any penalties resulting from the gross negligence or willful misconduct of such Recipient, as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted therefrom), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this subsection.  The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)Status of Lenders.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI (or any successor form);

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or

(IV)to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or

Exhibit M-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if a Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)Status of Administrative Agent. If the Administrative Agent is not a United States person within the meaning of Section 7701(a)(3) of the Code, the Administrative Agent shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (i) executed originals of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account, and (ii) executed originals of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a “U.S. branch,” that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations.13

(i)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including any Tax credit in lieu of refund) as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments or the payments of such additional amounts made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j)Survival.  Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article IV.  Collateral Properties

Section 4.1.  Eligibility of Properties.

(a)Initial Collateral Properties.  The Properties identified on Schedule 4.1(a) shall, on the Effective Date, be Collateral Properties, with the Allocated Loan Amount as agreed to between the Requisite Lenders and the Borrower as set forth on Schedule 4.1(a).

(b)Additional Collateral Properties

[14]	Tax provision under negotiation.

.  If after the Effective Date, the Borrower desires that the Lenders include any additional Property as a Collateral Property, the Borrower shall so notify the Administrative Agent in writing.  No Property will be evaluated by the Lenders unless and until (x) such Property satisfies the criteria set forth in the definition of “Eligible Property” and (y) the Borrower delivers to the Administrative Agent (and the Administrative Agent shall promptly make available to the Lenders) the items set forth on Schedule 4.1(b), each in form and substance reasonably satisfactory to the Administrative Agent and each Lender.  For the avoidance of doubt, the inclusion of any additional Property as a Collateral Property shall not increase any of the obligations of the Lenders under this Agreement, including, without limitation, the obligation to fund any additional amounts to the Borrower.

(c)Final Approval.  Upon its receipt and review of the documents and information set forth in the preceding subsection (b), if the Administrative Agent shall recommend approval and acceptance of such Property as a Collateral Property, the Administrative Agent will so notify the Borrower and each Lender within ten (10) Business Days after receipt and review of all of such documents and information.  If after such review, the Administrative Agent is unwilling to recommend approval and acceptance of such Property as a Collateral Property, the Administrative Agent shall promptly notify the Borrower and the Lenders and the consideration by the Administrative Agent and the Lenders of such Property shall cease.  Within ten (10) Business Days after the date on which a Lender has received all of the items referred to in the preceding subsection (b) and the Administrative Agent’s recommendation of approval pursuant to this Section 4.1(c), such Lender shall notify the Administrative Agent in writing whether or not such Lender accepts such Property as a Collateral Property.  If a Lender fails to give such notice within such time period, such Lender shall be deemed to have approved such Property as a Collateral Property.  Such Property shall become a Collateral Property subject to satisfaction or waiver of the following conditions:

(i)the Administrative Agent shall have received:

(A)written approval of [each] Lender;14

(B)if such property is owned by a Subsidiary of the Borrower or a Subsidiary Grantor, all of the items required to be delivered to the Administrative Agent under Section 8.14(a) if not previously delivered;

(C)a certificate of a Senior Officer certifying that the Borrower is in compliance with the covenants contained in Section 10.1, in each case both immediately prior to and after giving effect to the addition of such Collateral Property, on a pro forma basis; and

(D)such other items or documents as may be appropriate under the circumstances including, without limitation, the items (or, if applicable, updates to the items) set forth on Schedule 4.1(b), each in form and substance reasonably satisfactory to the Administrative Agent; and

(ii)all other conditions reasonably required by the Administrative Agent.

[15]	Lender threshold under negotiation.

Section 4.2.  Release of Collateral Properties.

(a)Borrower Requests for Property Releases.  From time to time the Borrower may request, upon not less than thirty (30) days prior written notice to the Administrative Agent (or such shorter period as may be acceptable to the Administrative Agent), that any Collateral Property be released from the Liens created by the Security Documents applicable thereto in connection with the disposition to [an unaffiliated third party]15 purchaser on an arms’-length basis of such Collateral Property or the Equity Interests of a Subsidiary of the Borrower that holds title thereto (a “Property Owner”) or a Subsidiary that has no assets other than the Equity Interest of a Property Owner, which release (the “Property Release”) shall be effective upon the satisfaction or waiver of the following conditions:

(i)the Administrative Agent shall have (A) received (x) a certificate signed by a Senior Officer, certifying as to the matters set forth in subsection (ii)–(vii) of this Section 4.2(a) and providing supporting documentation for the covenant compliance described in subsection (iv) of this Section 4.2(a) and (y) any other documents and instruments reasonably requested by the Administrative Agent in connection with such Property Release (including, without limitation, applicable updates to any of the items set forth on Schedule 4.1(b), each in form and substance reasonably satisfactory to the Administrative Agent) and (B) if the Collateral Property being released is encumbered by a Mortgage that will continue to encumber another Collateral Property after such release, approved the boundaries and legal description of the applicable Collateral Property subject to such Property Release (in addition to any other Collateral Properties that are subject to the Mortgage applicable to such Collateral Property) and confirmed and received a date down endorsement to the applicable Title Policy applicable to such Collateral Property to bring forward the date of such Title Policy (and all endorsements thereto) to the date of such Property Release and insuring the continuing priority of the Lien pursuant to such Mortgage on any Collateral Properties covered thereunder that are not subject to such Property Release;

(ii)The Borrower shall have paid the Minimum Release Price with respect to such Collateral Property; it being understood that any repayment made pursuant to this Section shall not be credited against the monthly amortization of the Loans required to be made under Section 2.7(b) (but shall reduce the outstanding principal amount of the Loans);

(iii)No Default or Event of Default has occurred and is continuing prior to or at the time of such Property Release or would result after giving effect to such Property Release;

(iv)The Loan Parties are in compliance with the terms and conditions of the Loan Documents, including the covenants contained in this Section 4.2(a) and Section 10.1, in each case on a pro forma basis both immediately prior to and after giving effect to such Property Release (and any prepayment to be made in accordance with Section 2.8(b)(ii)

[16]	Dispositions to unaffiliated third parties under negotiation.

have been made and/or the acceptance of any Collateral Property as an additional or replacement Collateral Property to be given concurrently with such Property Release in accordance with Section 4.1);

(v)All representations and warranties in the Loan Documents are true and accurate in all material respects (except that, to the extent any representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall be true and correct in all respects) at the time of such Property Release and immediately after giving effect to such Property Release, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except that, to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect or similar language, such representation or warranty shall have been true and correct in all respects) on and as of such earlier date);

(vi)At least ten (10) Properties shall be Collateral Properties at all times during the term of the Facility; and16

(vii)To the extent that such Collateral Property is a Required Collateral Property, the Requisite Lenders shall have consented to such Property Release; provided that the release price for such Required Collateral Property shall be no less than the amount set forth with respect to such Required Collateral Property set forth in Schedule 1.1(d) without the Super-Majority Lenders’ consent.17

(b)Permitted Sales and Transfers.  Notwithstanding the foregoing subsection (a), the Borrower or a Subsidiary Grantor may (x) sell or transfer to any Person that is not an Affiliate of the Borrower any portion of a Collateral Property constituting Unimproved Land or (y) effect a Permitted Unimproved Land Contribution, in each case, with a sale value (or, with respect to a Permitted Unimproved Land Contribution, a permitted transfer valuation, which shall be reasonably acceptable to the Administrative Agent) of less than or equal to $[__] individually or $[__]18 in the aggregate for all such Properties during the term of the Facilities and have such Unimproved Land released from the Lien of the Security Documents applicable thereto promptly following any written request for such release; provided that the following conditions shall be satisfied or waived:

(i)to the extent any of the other requirements of this Section 4.2(b) shall not be satisfied, the Administrative Agent shall have provided its prior written consent to such sale or Permitted Unimproved Land Contribution, as the case may be;

(ii)the conditions set forth in Section 4.2(a)(iii), Section 4.2(a)(iv), Section 4.2(a)(v), and Section 4.2(a)(vi) above are satisfied; and

(iii)the Borrower shall have prepaid the Term Loans in accordance with Section 2.8(b)(iii)

[17]	Under negotiation.
[18]	Under negotiation.
[19]	Under negotiation.

for so long as the Term Loans remain outstanding in an aggregate amount equal to not less than 100% of the Net Cash Proceeds (if any, in the case of any Permitted Unimproved Land Contribution) received by the Borrower, any Subsidiary Grantor or any other Subsidiary of the Borrower from such sale or Permitted Unimproved Land Contribution, as the case may be.

(c)Continuity of Liens.  Except as set forth in this Section 4.2, no Collateral Property shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3.  Frequency of Appraisals.

The Appraised Value of a Collateral Property shall be determined or redetermined, as applicable, pursuant to Appraisals conducted under each of the following circumstances:

(a)In connection with the acceptance of a Property as a Collateral Property pursuant to Section 4.1(b);

(b)If any Default or Event of Default has occurred and is continuing, upon written request from the Administrative Agent to the Borrower; or

(c)If necessary in order to comply with FIRREA or other Applicable Law relating to the Administrative Agent or the Lenders.

All Appraisals shall be engaged by the Administrative Agent at the Borrower’s expense and shall be subject to satisfactory review and approval of the Administrative Agent.  Notwithstanding anything to the contrary herein, each Lender may conduct Appraisals of any Property at any time at such Lender’s expense; provided that, for the avoidance of doubt, such Appraisal shall not be used in determining or redetermining the Appraised Value, Allocated Loan Amount or Minimum Release Price of a Collateral Property.

Section 4.4.  MIRE Events.

Notwithstanding anything to the contrary set forth herein, no MIRE Event may be closed until the applicable Loan Parties receive (i) a completed flood hazard determination from a third party vendor and (ii) if any Property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (B) if required by applicable Flood Laws, evidence of required flood insurance with respect to which flood insurance has been made available under applicable Flood Laws or notification to that flood insurance coverage is not available.

Article V.  Yield Protection, Etc.

Section 5.1.  Additional Costs; Capital Adequacy.

(a)Capital Adequacy.  If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such

Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) calendar days after written demand by such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall following fifteen (15) days written demand therefor pay to the Administrative Agent on its own account or for the account of a Lender from time to time such amounts as the Administrative Agent or such Lender may reasonably determine to be necessary to compensate the Administrative Agent or such Lender for any costs incurred by the Administrative Agent or such Lender that it reasonably determines are attributable to its making of or maintaining, continuing or converting any  Loans or its obligation to make, maintain, continue or convert any Loans hereunder, any reduction in any amount receivable by the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by the Administrative Agent or such Lender of capital or liquidity in respect of its Loans (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)changes the basis of taxation of any amounts payable to the Administrative Agent or such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and Connection Income Taxes);

(ii)imposes or modifies any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender; or

(iii)imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d)[Reserved].

(e)Notification and Determination of Additional Costs.  Each of the Administrative Agent and each Lender, as the case may be, agrees to notify the Borrower (and in the case of a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable.  The failure of the Administrative Agent, or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided, however, that if the Administrative Agent or such Lender shall fail to give such notice within forty-five (45) days after it obtains actual knowledge of such event, then the Administrative Agent or such Lender, as the case may be, shall only be entitled to compensation under any of the preceding subsections for compensable amounts attributable to such event arising following the date the Administrative Agent or such Lender, as the case may be, obtains actual knowledge of such event.  The Administrative Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section.  Determinations by the Administrative Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, provided that such determinations are made on a reasonable basis and in good faith.  The Borrower shall pay the Administrative Agent or any such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 5.2.  Changed Circumstances.

(a)Circumstances Affecting LIBOR Availability. Anything herein to the contrary notwithstanding, unless and until a Benchmark Replacement is implemented in accordance with clause (b) below, if, on or prior to the determination of LIBOR for any Interest Period:

(i)the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period;

(ii)the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(iii)the Requisite Lenders determine (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any such Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof.   Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Loans and the right of the Borrower to continue any Loan as a LIBOR Loan  or Convert Loans into LIBOR Loans shall be suspended, and the Borrower shall either repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Loan.

(b)Benchmark Replacement.

(i)Benchmark Setting.

(A)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Requisite Lenders.  If an Unadjusted Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(B)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (B) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.2(b)(iv) below and (E) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.2(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 5.2(b).

(iv)Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)London Interbank Offered Rate Benchmark Transition Event.  On March 5, 2021, the IBA, the administrator of the London interbank offered rate, and the FCA, the regulatory supervisor of the IBA, made the Announcements that the final publication or representativeness date for Dollars for (I) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (II) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023.  No successor administrator for the IBA was identified in such Announcements.  The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 5.2(b) shall be deemed satisfied.

Section 5.3. Illegality.

If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Loan, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Loan shall be suspended, and to the extent required by Applicable Law, cancelled.  Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 5.4.  Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration or the exercise by the Borrower of its rights under Section 5.6) on a date other than the last day of the Interest Period for such Loan; or

(b)any failure by the Borrower for any reason to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.  Any such statement shall be conclusive absent manifest error.

Section 5.5.  Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2, or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2, or Section 5.3 that gave rise to such Conversion no longer exist:

(i)to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender, or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c), Section 5.2 or Section 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Pro Rata Share.

Section 5.6.  Affected Lenders.

If (a) a Lender requests compensation pursuant to Section 3.10 or Section 5.1, and the Requisite Lenders are not also doing the same or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c) or Section 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, and in the case of clause (a) or (b) such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.7, or (c) a Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, so long as there does not then exist any Default or Event of Default, demand that such Lender, and upon such demand such Lender shall promptly, assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.6(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 5.1 and rights to indemnification under Section 13.10) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.6(b)(iv);

(ii)such Lender shall have received payment of (x) the aggregate principal balance of all Loans then owing to such Lender, plus (y) [reserved], plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to such Lender, or any other amount as may be mutually agreed upon by such Lender and Eligible Assignee;

(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.1 or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)such assignment does not conflict with Applicable Law; and

(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable consent, approval, amendment or waiver.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.  Each of the Administrative Agent and each affected Lender shall reasonably cooperate in effectuating the replacement of such Lender under this Section, but at no time shall the Administrative Agent, such Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, such Lender or any of the other Lenders; provided, however, that the Borrower shall not be obligated to reimburse or otherwise pay any such Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section.  The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any such Lender compensation owing to such Lender pursuant to Sections 3.10, 5.1 or 5.4 with respect to any matters or events existing on or prior to the date any such Lender ceases to be a party to this Agreement.

Section 5.7.  Change of Lending Office.

If any Lender requests compensation under Section 5.1, or requires the Borrower or any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the written request of the Borrower) use reasonable best efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 5.1, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 5.8.  Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article V shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

Article VI.  Conditions Precedent

Section 6.1.  Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first making of a Loan is subject to the satisfaction or waiver of the following conditions precedent:

(a)The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)counterparts of this Agreement executed by each of the parties hereto;

(ii)Term Notes executed by the Borrower, payable to each applicable Lender that has requested that it receive Notes;

(iii)the Parent Guaranty executed by the Parent;

(iv)the REIT Bad-Act Guaranty executed by the Company;

(v)the Guaranty executed by each Subsidiary Guarantor;

(vi)(i) the Collateral Agreement, executed by each Subsidiary Grantor (other than a Limited Grantor), and (ii) each other Security Document, executed by the parties thereto;

(vii)deposit account control agreements with respect to each Collateral Property-level account, as well as any accounts of Borrower or Subsidiary Guarantors;19

(viii)the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of the Parent and each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Person;

(ix)a certificate of good standing (or certificate of similar meaning) with respect to the Parent and each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Person;

(x)a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;

(xi)copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent of (A) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

[20]	Scope of excluded accounts under negotiation.

(xii)to the extent not already in the possession of the Administrative Agent, (A) original stock certificates or other certificates evidencing the certificated Equity Interests, as applicable, pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note, as applicable, pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof;

(xiii)evidence of property, business interruption and liability insurance covering each Collateral Property, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee and mortgagee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), in each case, in form and substance reasonably acceptable to the Administrative Agent, and if requested by the Administrative Agent, copies of such insurance policies;

(xiv)any other documents reasonably requested thereby or as required by the terms of the Security Documents to perfect or evidence its security interest in the Collateral (including, without limitation, any landlord waivers or collateral access agreements, notices and assignments of claims required under Applicable Laws, bailee or warehouseman letters or filings with any applicable Governmental Authority);

(xv)[Reserved]

(xvi)a certificate signed by the Chief Financial Officer of the Borrower (A) certifying that the conditions specified in Sections 6.1(b) have been satisfied, and (B) identifying the Collateral Properties as of the Effective Date;

(xvii)the obligations under the Existing Credit Agreement shall have been repaid, refinanced or otherwise discharged or terminated and any liens securing such obligations shall have been terminated and the Administrative Agent shall have received reasonably satisfactory evidence of the foregoing;

(xviii)(x) issuance by the Bankruptcy Court of an order confirming the Chapter 11 Plan on terms acceptable to the Requisite Lenders and the Debtors (the “Confirmation Order”), (y) the Confirmation Order being in full force and effect and not subject to stay and (z) the occurrence of the Chapter 11 Plan Effective Date;

(xix)the results of a recent lien search in each of the jurisdictions in which UCC financing statement or other filings or recordations should be made to evidence or perfect security interests in all assets of the Loan Parties, and such search shall reveal no Liens on any Collateral, except for Permitted Liens;

(xx)evidence that the Fees, if any, then due and payable under Section 3.5, together with all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;

(xxi)copies of all Material Contracts and Specified Derivatives Contracts in existence on the Agreement Date, if any;

(xxii)such other documents, agreements and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request;

(b)the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, as determined in the good faith judgment of the Administrative Agent;

(c)at least five (5) days prior to the Agreement Date, the Borrower shall deliver, on behalf of itself and any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to itself and to such Guarantor, to each Lender that so requests such a Beneficial Ownership Certification; and

(d)subject to Section 8.19, the Administrative Agent shall have a first priority perfected security interest in all of the Collateral (to the extent required in the Security Documents).

Section 6.2. [Reserved].

Article VII.  Representations and Warranties20

Section 7.1.  Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans, the Borrower represents and warrants to the Administrative Agent and each Lender on the Effective Date as follows:

(a)Organization; Power; Qualification.  Each of the Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.  None of the Borrower, any other Loan Party or any other Subsidiary is an Affected Financial Institution.

(b)Ownership Structure.  Part I of Schedule 7.1(b) is, as of the Effective Date, a complete and correct list of each Loan Party, setting forth for each such Person, (

[21]	Applicability of representations and warranties to the Parent and the Company is under negotiation.

i) the jurisdiction of organization of such Person, (ii) each Person (other than any Person holding any direct or indirect Equity Interests in the Parent, CBL Holdings I, Inc. and CBL Holdings II, Inc.) holding any direct or indirect Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Person represented by such Equity Interests, and (v) whether such Person is the Parent, the Borrower, a Subsidiary Guarantor and/or a Subsidiary Grantor.  As of the Effective Date, except as disclosed in such Schedule, (A) each of the Borrower and its applicable Subsidiaries owns, free and clear of all Liens (other than Permitted Liens of the types described in clause (a) of the definition of the term “Permitted Liens”), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on Part I of Schedule 7.1(b), (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other Equity Interests of any type in, any such Person.  As of the Effective Date, Part II of Schedule 7.1(b) correctly sets forth all Persons which own a Collateral Property, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.

(c)Authorization of Loan Documents and Borrowings.  The Borrower has the right and power, and has taken all necessary corporate, limited liability company, or partnership action required to authorize it, to borrow hereunder.  The Borrower and each other Loan Party has the right and power, and has taken all necessary corporate, limited liability company, or partnership action required to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

(d)Compliance of Loan Documents with Laws.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings hereunder do not and will not, by the passage of time, the giving of notice, or both:  (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any other Loan Party, or any indenture, agreement or other instrument to which any Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties, except in such instances, either individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect.

(e)Compliance with Law; Governmental Approvals.  To the best of the knowledge of the Borrower after due inquiry, each Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws (including, without limitation, Anti-Corruption Laws and Sanctions) relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to [cause a Default or Event of Default] or have a Material Adverse Effect.

(f)Title to Properties; Liens.  Schedule 7.1(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets owned directly by the Borrower and each other Loan Party, and for each Collateral Property listed, the current occupancy status of such Property and whether such Property is a Collateral Property or other real estate asset.  Except as indicated on Schedule 7.1(f) or other adjustments which are not material in amount, the Borrower, each other Loan Party owns or leases the assets reflected in the most recent consolidated balance sheet of the Company as of the date thereof or acquired or leased since that date (except property sold or otherwise disposed of in the ordinary course since such date).  Schedule 4.1(a) is, as of the Agreement Date, a complete and correct listing of all Collateral Properties.  None of the Collateral is subject to any Lien other than Permitted Liens.  No Collateral Property is subject to any Lien other than Permitted Liens.  Each Collateral Property satisfies all requirements under the Loan Documents for being an Eligible Property; provided that, for the avoidance of doubt, any Collateral Property failing to satisfy all requirements for being an Eligible Property shall not cause such Collateral Property to cease being Collateral or from being included in the calculation of MCASH NOI.

(g)[Reserved].

(h)Material Contracts.  Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts (other than Tenant Leases).  Each of the Loan Parties that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract, except to the extent that non-compliance, default or event of default could not reasonably be expected to have a Material Adverse Effect.

(i)Litigation.  Except as set forth on Schedule 7.1(i) (the “Disclosed Litigation”), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened in writing) against or in any other way relating adversely to or affecting any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in any manner challenges the validity or enforceability of any Loan Documents.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)Taxes.  All material tax returns of the Borrower and each other Loan Party required by Applicable Law to be filed have been duly filed (other than any return the filing date of which has been extended in accordance with Applicable Law), and all material taxes, assessments and other governmental charges or levies upon, the Borrower and each other Loan Party and each of their respective properties, income, profits and assets which are due and payable have been paid, except (i) for any such taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of such Person in accordance with GAAP, or (ii) to the extent any such non-payment or non-filing could not reasonably be expected to have a Material Adverse Effect.

(k)Financial Statements.  The Borrower has furnished to the Administrative Agent copies of, with respect to the Collateral Properties, (i) the unaudited consolidated balance sheet of each Collateral Property for the fiscal year ended December 31, 2020 and the related unaudited statements of operations, equity and cash flows for such Collateral Properties, and (ii) the unaudited consolidated balance sheet with respect to each Collateral Property for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 as at the end of each such period.  Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved.

(l)[Reserved].

(m)ERISA.

(i)Each Benefit Arrangement which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Benefit Arrangement is so qualified or such Benefit Arrangement is entitled to rely on an Internal Revenue Service advisory or opinion letter with respect to an approved master and prototype or volume submitter plan, or a timely application for such a determination or opinion letter is currently being processed by the Internal Revenue Service with respect thereto, and nothing has occurred subsequent to the issuance of such determination letter which would cause such Benefit Arrangement to lose its qualified status.

(ii)With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(iii)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:  (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal

Revenue Code; and (v) no assessment or tax has arisen under Section 4980H of the Internal Revenue Code.

(iv)As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans.

(n)Absence of Default.  None of the Loan Parties or the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived:  (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o)Environmental Laws.21  The Borrower or other Loan Party has conducted reviews of the effect of Environmental Laws on the Collateral Properties in the course of which the Borrower or such other Loan Party has identified and evaluated associated actual and potential liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any material or unbudgeted costs or liabilities exist in connection with on-site or off-site treatment, storage, handling and disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses under Environmental Laws exist).  Each of the Borrower, each other Loan Party and each other Subsidiary: (

[22]	Environmental provision under negotiation.

i) is in material compliance with all Environmental Laws applicable to its business, operations and the Collateral Properties, (ii) has obtained all material Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in material compliance with all terms and conditions of such Governmental Approvals.  No Loan Party has any knowledge of, nor has it received notice of, any material past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or Properties, may:  (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (y) cause or contribute to any other potential common-law or legal claim or other liability, or (z) cause any of the Collateral Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law which has not been filed or recorded and, with respect to the immediately preceding clauses (x) through (z) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any Hazardous Material, or any other requirement under Environmental Law.  There is no material civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, threatened in writing, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws with respect to the Properties.  None of the Collateral Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law, which could reasonably be expected to require investigation or remediation by the Borrower.  To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Collateral Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a material clean-up, removal or remedial action pursuant to any Environmental Law.

(p)Investment Company.  No Loan Party, or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(q)Margin Stock.  No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(r)Affiliate Transactions.  Except as permitted by Section 10.9 or as otherwise set forth on Schedule 7.1(r), no Loan Party is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate (other than a Third Party Affiliate).

(s)Intellectual Property.  Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, except where the failure to have such rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Borrower’s knowledge, no material claim has been asserted by any Person against any Loan Party or any other Subsidiary with respect to the use of any such Intellectual Property by any Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property, except claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Borrower’s knowledge, the use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(t)Business.  As of the Effective Date, the Loan Parties are primarily engaged in the business of owning and operating regional malls, strip shopping centers, outlet malls, office buildings, self-storage facilities, multi-family properties, hotels and mixed-use commercial properties.

(u)Broker’s Fees.  No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the Parent, the Borrower, any other Loan Party or any other Subsidiary ancillary to the transactions contemplated hereby.

(v)Accuracy and Completeness of Information.

(i)[The Parent, the Company,]22 the Borrower and their respective Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which [the Parent, the Company] the Borrower, or any Subsidiary is subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No financial statement, material report, material certificate or other material written information furnished by or on behalf of the Borrower, or any Subsidiary to the Administrative Agent or any Lender in connection with the transactions contemplated by the Loan Documents and the negotiation of the Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

(ii)As of the Agreement Date, the information included in each Beneficial Ownership Certification is true and correct in all respects.

(w)Not Plan Assets; No Prohibited Transactions

[23]	Under negotiation.

.  For purposes of ERISA and the Internal Revenue Code, none of the assets of any Loan Party or any other Subsidiary constitutes “plan assets”, within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as that term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts hereunder, do not and will not constitute non-exempt “prohibited transactions” under ERISA or the Internal Revenue Code.

(x)Anti-Corruption Laws and Sanctions.  None of (i) [the Parent, the Company,]23 the Borrower or any Subsidiary, or, to the knowledge of the [Parent, the Company], the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates or (ii) to the knowledge of the Parent, any agent of the Parent, the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (D) has violated any Anti-Money Laundering Law in any material respect.  Each of the Parent, the Borrower and their Subsidiaries, and to the knowledge of the Parent and the Borrower, each director, officer, employee, agent and Affiliate of the Parent, the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.  The Company and the Parent have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects with the Anti-Corruption Laws and applicable Sanctions by [the Parent, the Company,] the Borrower, their Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of [the Parent, the Company,] the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

(y)[REIT Status.  The Company qualifies as, and has elected to be treated as, a REIT and is in compliance with all requirements and conditions imposed under the Internal Revenue Code to allow the Parent to maintain its status as a REIT]24.

(z)Legal Restrictions on Ability to Borrow.  No Loan Party is subject to any Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(aa)Security Interests.  Each of the Security Documents creates, as security for the Guaranteed Obligations, a valid and enforceable Lien on all of the Collateral, subject to the Administrative Agent taking the required perfection steps, the lien will be perfected and superior to and prior to the rights of all third Persons and subject to no other Liens (except for Permitted Liens), in favor of the Administrative Agent for its benefit and the benefit of the other Lender Parties.

[24]	Under negotiation
[25]	Under negotiation.

(bb)Operating Statements.  Each of the operating summaries pertaining to each of the Collateral Properties delivered by the Borrower to the Administrative Agent pursuant to Section 9.3 fairly presents the MCASH NOI of each such Property for the period then ended.

(cc)Collateral Properties.

(i)Eligibility.  Each Collateral Property is an Eligible Property; provided that, for the avoidance of doubt, any Collateral Property failing to satisfy all requirements for being an Eligible Property shall not cause such Collateral Property to cease being Collateral or from being included in the calculation of MCASH NOI.

(ii)Americans with Disabilities Act Compliance.  To each Loan Party’s knowledge, the Collateral Properties comply in all material respects with the requirements and regulations of the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et seq.

(iii)Property Agreements.  The Borrower has delivered to the Administrative Agent true, correct and complete copies of each Property Management Agreement.  To each Loan Party’s knowledge, each Property Management Agreement is in full force and effect, has not been amended or modified, and there are no defaults or events of default thereunder.  Except for each Property Management Agreement, no agreements exist which are binding on any of the Loan Parties relating to the management of the Collateral Properties.

(iv)Certificate of Occupancy; Licenses.  To each Loan Party’s knowledge, all material certificates, permits, licenses and approvals, including certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Collateral Property (excluding, however, certificates of occupancy for tenant spaces and improvements) have been obtained and are in full force and effect.  The use being made of each Collateral Property is in conformity in all material respects with all certificates, permits, licenses and approvals issued for and currently applicable to each Collateral Property.

(v)Physical Condition.  To each Loan Party’s knowledge: (a) except as otherwise set forth in the estoppel certificates from the tenants at the Collateral Properties or the property condition report delivered to the Administrative Agent on or before the Effective Date, with respect to the Collateral Properties, each Collateral Property (including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, as applicable) is in good condition, order and repair in all material respects subject to ordinary wear and tear; and (b) there exist no structural or other material defects in or damage to any Collateral Property, whether latent or otherwise, that would adversely affect the operation of such Collateral Property in any material respect.  No Loan Party has received: (i) any written notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon in any material respect; or (ii) any written notice of any termination or threatened (in writing) termination of any policy of insurance or bond.

(vi)Boundaries.  Except as disclosed in the Title Policies or on the surveys delivered by the Borrower to the Administrative Agent on or prior to the Effective Date, all of the improvements at each Collateral Property lie wholly within the boundaries and building restriction lines of such Collateral Property, and no improvements on adjoining properties encroach upon any Collateral Property, and no improvements encroach upon or violate any easements or other encumbrances upon any Collateral Property, except those which are insured against by title insurance or de minimis matters that could not reasonably be expected to adversely affect the operation of such Collateral Property in any material respect.

(vii)Flood Zone.  Except as set forth on Schedule 7.1.(cc)(vii), no portion of any Collateral Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

(viii)Filing and Recording Taxes.  To the Borrower’s knowledge, all transfer taxes, deed stamps, intangible taxes, personal property taxes or other amounts in the nature of transfer or debt taxes required to be paid under applicable law in connection with the transfer of or debt on the Collateral Properties, if any, have been paid.  Any material mortgage or deed of trust recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable law in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Documents, have been paid or are being paid simultaneously herewith.  Except as disclosed in the Title Policies, to each Loan Party’s knowledge, all material taxes and governmental assessments due and owing in respect of the Collateral Properties have been paid.

(ix)Tenant Leases.  Except as disclosed in the rent roll for the Collateral Properties delivered to and approved by the Administrative Agent on or prior to the Effective Date (the “Rent Roll”), and on the estoppel certificates from the tenants at the Collateral Properties delivered to the Administrative Agent on the Effective Date, with respect to the Collateral Properties: (A) the Loan Party owning the fee interest in the Collateral Property relating to such Rent Roll (the “Applicable Loan Party”) is the sole owner of the entire lessor’s interest in the Tenant Leases; (B) to each Loan Party’s knowledge, the Tenant Leases are valid and enforceable against the Applicable Loan Party and the tenants set forth therein and are in full force and effect; (C) except as permitted pursuant to Section 10.9, all of the Tenant Leases are arms-length agreements with bona fide, independent third parties; (D) to each Loan Party’s knowledge, no party under any Tenant Lease is in default beyond any applicable notice and/or grace period thereunder; (E) except as set forth on any A/R report delivered with the Rent Roll, all rents due have been paid in full and no tenant is in arrears in its payment of rent (other than payment of work orders, direct utility recovery and CAM reconciliation not more than ninety (90) days past due); (F) neither the Borrower nor the Applicable Loan Party nor any of their Affiliates has assigned or otherwise pledged or hypothecated the rents reserved in the Tenant Leases; (G) none of the rents has been collected for more than one (1) month in advance (except security deposits, percentage rent, if any, and other amounts collected and subject to later reconciliation pursuant to the terms of the applicable Tenant Leases, which shall not be deemed rent collected in advance); (H) the premises demised under the Tenant Leases have been completed and the tenants have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any tenants; (I) to each Loan Party’s knowledge, there exist no offsets or defenses to the payment of any portion of the rents and the Applicable Loan Party has no monetary obligation to any tenant under any Tenant Lease which has not been disclosed in writing to the Administrative Agent; (J) neither the Borrower nor the Applicable Loan Party has received any written notice from any tenant challenging the validity or enforceability of any Tenant Lease; (K) to each Loan Party’s knowledge, there are no agreements with the tenants other than expressly set forth in each Tenant Lease; (L) no Tenant Lease contains an option to purchase, right of first refusal to purchase, or any other similar provision; (M) to each Loan Party’s knowledge, no Person has any possessory interest in, or right to occupy, such Collateral Property except under and pursuant to a Tenant Lease; (N) to each Loan Party’s knowledge, no event has occurred that, but for the giving of notice and/or passage of time, would give any tenant any right to terminate any Tenant Lease at such Collateral Property; (O) all material security deposits relating to the Tenant Leases reflected on the Rent Roll have been collected by the Applicable Loan Party; (P) no material brokerage commissions or finder’s fees are more than fifteen (15) days past due regarding any Tenant Lease demising space in excess of 50,000 rentable square feet; (Q) to each Loan Party’s knowledge, each tenant is in actual, physical occupancy of the premises demised under its Tenant Lease; and (R) except as disclosed to Administrative Agent prior to the Effective Date, to the knowledge of the Borrower, no Tenant is a debtor in any state or federal bankruptcy, insolvency or similar proceeding.  Notwithstanding the foregoing, when the representations in this section are remade from time to time in accordance with this Agreement, such representations shall be made with respect to the Rent Rolls of the applicable Collateral Properties delivered to the Administrative Agent from time to time.

(x)Property Information.  Except as set forth on the Title Policy or surveys delivered to the Administrative Agent on or prior to the Effective Date, or in the zoning reports delivered to the Administrative Agent on or prior to the Effective Date, to the Borrower’s knowledge, (A) the Collateral Properties include sufficient on-site parking to comply with Applicable Law; (B) the Collateral Properties currently abut completed and dedicated public thoroughfares; and (C) no Loan Party has any knowledge, or reason to believe, that any archaeological ruins, discoveries or specimens, or cemeteries exist on any Collateral Property.

(xi)Brokers.  (i) With respect to rentable spaces within the Collateral Properties in excess of 50,000 rentable square feet, no agreements exist which are binding on any of the Loan Parties relating to the future leasing of such rentable spaces within the Collateral Properties by brokers or other similar agents which are not terminable on more than thirty (30) days’ notice; and (ii) with respect to rentable spaces within the Collateral Properties that are equal to or less than 50,000 rentable square feet, to the knowledge of the Loan Parties, no agreements exist which are binding on any of the Loan Parties relating to the future leasing of such rentable spaces within the Collateral Properties by brokers or other similar agents which are not terminable on more than thirty (30) days’ notice.

(xii)Parking.  No agreements exist which are binding on any of the Loan Parties relating to the rights of tenants at the Collateral Properties to park at locations other than at the Collateral Properties.

(dd)Flood Hazard Insurance.  With respect to each Collateral Property, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Section 6.1(a) with respect to Collateral Properties on the Effective Date, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any Property into or out of a special flood hazard area.

Section 7.2.  Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party, to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Effective Date and delivered to the Administrative Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Effective Date.  All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans, but shall terminate upon the termination of this Agreement in accordance with, but subject to, the provisions of Section 13.11.

Article VIII.  Affirmative Covenants25

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, [the Parent] and the Borrower, as applicable, shall comply with the following covenants:

Section 8.1.  Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4

[26]	Applicability of covenants to the Parent and the Company is under negotiation.

, the Borrower, [the Parent and the Company] shall, and shall cause each other Subsidiary to, (a) preserve and maintain its respective existence in the jurisdiction of its incorporation or formation, (b) preserve and maintain its respective rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except in the case of clauses (a) (solely with respect to Subsidiaries that are not Loan Parties), (b) and (c), to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2.  Compliance with Applicable Law.

[The Parent, the Company and] the Borrower shall comply, and shall cause each other Subsidiary to comply, and [the Parent and] the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary of the Borrower to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower shall maintain in effect and enforce policies and procedures designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions in all material respects by [the Parent, the Company,] the Borrower, their Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of [the Parent, the Company] the Borrower or any Subsidiary of the Borrower that will act in any capacity in connection with or benefit from this Agreement.

Section 8.3.  Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear and insured casualty losses excepted, and (b) from time to time make or cause to be made all necessary repairs and replacements to such Properties, so that the business carried on in connection therewith may be properly conducted at all times.

Section 8.4.  Conduct of Business.

The Borrower shall, and shall cause each Subsidiary to, carry on its respective businesses as described in Section 7.1(t).

Section 8.5.  Insurance.26

[27]	NTD: Proposed changes under review.

In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law; provided that notwithstanding the foregoing, the Borrower shall use commercially reasonable efforts to cause the Environmental Insurance Policy to be maintained and prior to expiration shall cause the renewal or procurement of a similar policy thereof in amounts and with scope of coverage not less than the amounts and scope of coverage in effect on the Agreement Date. The Borrower shall from time to time deliver to the Administrative Agent upon reasonable request a detailed list, together with copies of certificates evidencing all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby and/or insurance certificates, in form reasonably acceptable to the Administrative Agent, providing that the insurance coverage required under this Section 8.5 (including, without limitation, both property and liability insurance) is in full force and effect and stating that coverage shall not be cancelable or materially changed without ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment of premiums, and not less than thirty (30) days prior written notice to the Administrative Agent of any other cancellation or any modification (including a reduction in coverage), together with appropriate evidence that the Administrative Agent, for its benefit and for the benefit of the other Lender Parties, is named as mortgagee lender’s loss payee on each property casualty insurance policy and additional insured on all other insurance policies that the Borrower or any Loan Party actually maintains with respect to any Collateral Property and improvements on such Property.  Such insurance shall, in any event, include terrorism coverage and all of the following:

(a)Insurance against loss to such Properties on an “all risk” policy form, and such other risks as the Administrative Agent may reasonably require, in amounts equal to the full replacement cost of the Properties including fixtures and equipment, the Borrower’s interest in leasehold improvements, and the cost of debris removal, with, if required by the Administrative Agent, an agreed amount endorsement, and with deductibles of not more than $100,000 (or such higher commercially reasonable deductible as the Administrative Agent shall determine in its sole discretion), except that any deductibles for any insurance covering damage (i) by windstorm or earthquake may be in amounts up to 5% of the value of the Property insured, (ii) by hail or water damage may be in the amount of $400,000, or (iii) by flood may be in amounts up to $100,000, except $500,000 for Special Flood Hazard Areas (except that flood insurance policies under the National Flood Insurance Program cannot exceed $50,000);

(b)Rental loss and/or business income interruption insurance in amounts sufficient to pay, during any period in which a Property may be damaged or destroyed, for a period of twenty-four (24) months; (i) at least 100% of all rents and (ii) all amounts (including, but not limited to, all taxes, assessments, utility charges and insurance premiums) required to be paid by tenants of the Property;

(c)During the making of any alterations or improvements to a Property, carry or cause to be carried builder’s completed value risk insurance against “all risks of physical loss” for the full replacement cost of the construction Properties;

(d)Fully paid flood hazard insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973 and The National Flood Insurance Reform Act of 1994, or as otherwise required by the Administrative Agent, if any such Property is now, or at any time while the Obligations or any portion thereof remains unpaid shall be, situated in any area which an appropriate Governmental Authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures on such Property, or as such lesser amounts as may be determined by the Administrative Agent, but which such amounts shall not be less than the minimum required under the Flood Laws (and the Borrower shall (i) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (ii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area);

(e)Commercial general public liability insurance, with the location of the Properties designated thereon, against death, bodily injury and property damage arising on, about or in connection with the Properties, with the Borrower or the applicable Subsidiary listed as the named insured, with such limits as the Borrower or the applicable Subsidiary may reasonably require (but in no event less than $1,000,000 per occurrence including any excess coverage); and

(f)Such other insurance, including, without limitation, earthquake coverage, relating to the Properties and the uses and operation thereof as the Administrative Agent may, from time to time, reasonably require.

All insurance (except for auto, earthquake or flood insurance (but only if the flood insurance is obtained under the National Flood Insurance Program and not with respect to private flood insurance if obtained) shall be written by carriers with a claims paying ability of “A” or better by S&P (and the equivalent by any other rating agency) or having a rating of A or better in the current Best’s insurance reports.

In the event of any damage to a Collateral Property, in whole or in part, by fire or other casualty or any condemnation, in whole or in part, shall occur with respect to any Collateral Property (a “Casualty/Condemnation Event”), in accordance with Section 9.4(m) hereof, the Borrower shall give prompt notice of such damage or condemnation to the Administrative Agent.  To the extent the repair and restoration of such Collateral Property shall be (i) less than ten percent (10%) of the Appraised Value of such Collateral Property, the Borrower shall and (ii) greater than or equal to ten percent (10%) of the Appraised Value of such Collateral Property, the Borrower, subject to the prior consent of the Administrative Agent, shall, in each case, promptly (but in all events no later than ninety (90) days thereafter), commence and diligently prosecute the completion of the repair and restoration of the Property as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty/Condemnation Event.  Provided the extent of damage or condemnation is expected to be less than ten percent (10%) of the Appraised Value of such Property, and the Borrower delivers to the Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration of such Collateral Property, the Administrative Agent shall cause, and the Lenders hereby authorize the Administrative Agent to cause, all insurance proceeds payable as a result of such Casualty/Condemnation Event to be disbursed to the Borrower for the restoration of such Collateral Property.  In the event the extent of damage or condemnation is expected to be equal to or more than ten percent (10%) of the Appraised Value of such Property, (i) the insurance proceeds payable as a result of such Casualty/Condemnation Event shall be deposited into one or more accounts controlled by the Administrative Agent and (ii) the Administrative Agent shall consult with the Borrower regarding the procedure for distribution, if any, of the insurance proceeds to be disbursed from such account(s) to the Borrower for the restoration of such Collateral Property, which disbursement shall be made in accordance with customary construction disbursement provisions as mutually agreed by the Borrower and the Administrative Agent.

Section 8.6.  Payment of Taxes and Claims.

[The Parent, the Company and] the Borrower shall, and the Borrower shall cause each Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is (x) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of such Person in accordance with GAAP, or (y) bonded or otherwise insured against to the reasonable satisfaction of the Administrative Agent.

Section 8.7.  Books and Records; Inspections.

[The Parent, the Company and] the Borrower shall, and the Borrower shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities.  The Borrower shall, and the Borrower shall cause each Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers and, if an Event of Default shall then exist, the Administrative Agent may conduct such discussions with the Borrower’s independent public accountants, all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice; provided, however, unless an Event of Default exists (a) only the Administrative Agent may exercise its rights under this Section which shall be limited to two (2) inspections during any period of twelve (12) consecutive months, and (b) the Administrative Agent may not discuss the affairs, finances and accounts of the Borrower with their employees pursuant to this Section.  The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their actual costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.  The Borrower hereby authorizes and instructs its accountants to discuss the financial affairs of the Borrower, any other Loan Party or any other Subsidiary with the Administrative Agent if an Event of Default shall then exist.

Section 8.8.  Use of Proceeds.

The Borrower shall not, and shall not permit any Subsidiary, or any of its or their respective directors, officers, employees and agents, to, use any proceeds of the Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  The Borrower will not request any Loans, and the Borrower shall not use, and shall procure that [the Parent, the Company and their respective Subsidiaries] and its or their respective directors, officers, employees and agents shall not use, the proceeds of the Loans (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 8.9.  Environmental Matters.27

The Borrower shall, and shall cause each Subsidiary to, comply with all Environmental Laws with respect to the Collateral Properties.  The Borrower shall, and shall cause each Loan Party and each other Subsidiary to, comply with all Environmental Laws with respect to Properties that are not Collateral Properties, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Borrower shall comply, and shall cause each Subsidiary to comply, and the Borrower shall use, and shall cause each Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws with respect to the Collateral Properties, and with respect to Properties that are not Collateral Properties, with all Environmental Laws in all material respects.  The Borrower shall, and shall cause each Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply (a) with respect to the Collateral Properties, in all respects, and (b) with respect to Properties that are not Collateral Properties, in all material respects, in each case, with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws.  The Borrower shall, and shall cause the Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.  Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, after prior written notice to the Administrative Agent, either the Borrower or any Guarantor, at its own expense, shall have the right to contest by appropriate legal proceedings, promptly initiated and conducted at all times in good faith with due diligence, without cost or expense to the Administrative Agent or any Lender, the validity or application of any Environmental Laws which do not subject the Administrative Agent or any Lender to any civil or criminal liability, provided that continually and at all times (i) no Event of Default shall occur under this Agreement or the other Loan Documents, (ii) neither any Property nor any part thereof or interest therein will be in danger of being sold, attached, liened, forfeited, terminated, canceled or lost, and (iii) the Borrower or such Subsidiary Guarantor, as the case may be, shall have furnished security to the Administrative Agent, satisfactory to the Administrative Agent, in its reasonable discretion, against any loss or injury by reason of such contest or delay.

Section 8.10.  Further Assurances.

[28]	Environmental provisions under negotiation.

At the Borrower’s cost and expense (provided such cost is reasonable and shall not have a Material Adverse Effect) and upon request of the Administrative Agent, the [Parent, the Company and] the Borrower shall, and shall cause each Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11.  Material Contracts.

The Borrower shall, and shall cause each Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract.  The Borrower shall not, and shall not permit [the Parent, the Company] or any Subsidiary of the Borrower to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts.

Section 8.12. Excess Cash Flow.

(a)Subject to Section 8.12(b):

(i)Stub Period ECF.  No later than five (5) Business Days following the ECF Calculation Date occurring March 1, 2022, for the Stub Excess Cash Flow Period, the Borrower shall deliver an ECF Calculation Certificate to the Administrative Agent, which shall set forth the amount of Stub Period Excess Cash Flow (if any) for the Stub Excess Cash Flow Period determined by reference to the applicable financial statements delivered pursuant to Section 9.2 and any Stub Period Excess Cash for such period as follows:

(A)first, an amount equal to the actual ECF NOI (Additional Collateral Properties) may be distributed by the Borrower to the Parent for general corporate uses or further distribution;

(B)second, the next $1,250,000 shall be applied by the Borrower to repay the Aggregate Outstanding Balance;

(C)third, the next $833,333 shall be distributed by the Borrower to the Parent for general corporate uses or further distribution; and

(D)fourth, with respect to any remaining Stub Period Excess Cash Flow, an amount equal to fifty percent (50%) thereof shall be applied to repay the Aggregate Outstanding Balance and the other fifty percent (50%) may be distributed by the Borrower to the Parent for general corporate uses or further distribution.

(ii)ECF After the Stub Period. No later than five (5) Business Days following each ECF Calculation Date, commencing with the ECF Calculation Date occurring September 1, 2022 (for the Excess Cash Flow Period ending June 30, 2022), and on every ECF Calculation Date thereafter, the Borrower shall deliver an ECF Calculation Certificate to the Administrative Agent, which shall set forth the amount of Excess Cash Flow (if any) for the Excess Cash Flow Period applicable thereto, in each case determined using the financial statements delivered for the applicable period pursuant to Section 9.1 and Section 9.2 and apply any Excess Cash for such period as follows:

(A)first, an amount not to exceed the ECF NOI (Additional Collateral Properties) may be distributed by the Borrower to the Parent for general corporate uses or further distribution;

(B)second, the next $7,500,000 shall be applied by the Borrower to repay the Aggregate Outstanding Balance (a “Principal Repayment”) less, in the case of such application of Excess Cash Flow for the Second Semi-Annual Period in any fiscal year, the aggregate amount of any Principal Repayments immediately preceding First Semi-Annual Period made pursuant to this clause (B);

(C)third, the next $5,000,000 may be distributed by the Borrower to the Parent for general corporate uses or further distribution (a “Distribution”) less, in the case of such application of Excess Cash Flow for the Second Semi-Annual Period in any fiscal year, the aggregate amount of any Distributions during immediately preceding First Semi-Annual Period made pursuant to this clause (C);

(D)fourth, with respect to any remaining Excess Cash Flow, an amount equal to fifty percent (50%) thereof shall be applied to repay the Aggregate Outstanding Balance and the other fifty percent (50%) may be distributed by the Borrower to the Parent for general corporate uses or further distribution;

(iii)Notwithstanding the foregoing subsections (i) and (ii), prior to any application as set forth above in subsection (i) or (ii), all revenue from the Collateral Properties shall be deposited in either Property-level operating accounts or accounts owned by the Borrower, each subject to a deposit account control agreement in favor of the Administrative Agent for the benefit of the Lenders.

(b)If a Default under Section 11.1(a), Section 11.1(e) or Section 11.1(f) then exists, or if an Event of Default, has occurred and is continuing, no distributions or application of ECF NOI, Excess Cash Flow, Stub Period Excess Cash Flow or other amounts set forth above shall be permitted, other than to repay the Aggregate Outstanding Balance; provided that if such Defaults or Events of Default are curable and have been cured, as determined by the Administrative Agent in its reasonable discretion, then applications of ECF NOI, Excess Cash Flow, Stub Period Excess Cash Flow or other amounts set forth above shall resume as prescribed in Section 8.12.

Section 8.13.   Capital Expenditures; CapEx Reserve Account.

(a)In the event that, (i) for any First Semi-Annual Period the aggregate amount of actual cash Capital Expenditures with respect to the Collateral Properties is less than $7,500,000, the Borrower shall deposit the difference into a segregated reserve deposit account held by the Borrower (the “Capex Reserve Account”), and (ii) for any Second Semi-Annual Period the aggregate amount of Capital Expenditures with respect to the Collateral Properties during the First Semi-Annual Period and the Second Semi-Annual Period, together with any amounts reserved during the First Semi-Annual Period under clause (i) above, is less than $15,000,00028, the Borrower shall deposit the difference into the Capex Reserve Account.

(b)[Provided that no Event of Default then exists,]29 the Borrower may withdraw funds from the Capex Reserve Account at any time provided that such funds are used solely for Capital Expenditures with respect to the Collateral Properties.

Section 8.14.  Subsidiary Grantors; Subsidiary Guarantors.

(a)With respect to any Subsidiary that owns any Collateral Property (and each Subsidiary of the Borrower that owns, directly or indirectly, the Equity Interests of such Subsidiary), as of the date such Property shall be added as a Collateral Property pursuant to Section 4.1 after the Effective Date, within five (5) Business Days (or such longer period as the Administrative Agent may reasonably determine) after the effectiveness of such addition, guarantee or obligation, in each case, the Borrower shall, or shall cause such Subsidiary, as applicable, to, deliver to the Administrative Agent each of the following in form and substance satisfactory to the Administrative Agent: (x) (A) with respect to any such Subsidiary, (i) an Accession Agreement executed by such Subsidiary and (ii) with respect to any such Subsidiary that directly owns the Equity Interests of any owner of the Collateral Properties, a Collateral Joinder Agreement and (y) the items that would have been delivered under Section 6.1(a) as if such Subsidiary had been a Subsidiary Guarantor and/or a Subsidiary Grantor on the Effective Date.

(b)The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Subsidiary Guarantor from the Guaranty so long as: (i) such Subsidiary Guarantor owns no Collateral Property, nor any direct or indirect Equity Interest in any Subsidiary that owns a Collateral Property; (ii) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

(c)The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Subsidiary Grantor from the Collateral Agreement so long as:  (

[29]	$15mm minimum Capex requirement to be adjusted for sales of property. Under negotiation.
[30]	Under negotiation.

i) such Subsidiary Grantor owns no Collateral Property, nor any direct Equity Interest in any Subsidiary that owns a Collateral Property; (ii) such Subsidiary Grantor is not otherwise required to be a party to the Collateral Agreement under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release.  Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

Section 8.15.  Compliance with Anti-Corruption Laws and Sanctions.

The Borrower shall maintain in effect and enforce policies and procedures (including policies and procedures implemented and maintained by the managers of Properties) reasonably designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 8.16.  Liens.

If a claim of Lien is recorded which affects any Collateral Property (other than a Permitted Lien), the Borrower shall, within thirty (30) days after the Administrative Agent’s demand, or any Loan Party obtains knowledge thereof, whichever occurs first:  (a) pay and discharge the claim of Lien; (b) effect the release thereof by recording or depositing with a court of competent jurisdiction a surety bond in sufficient form and amount; (c) contest such Lien as provided below; or (d) provide the Administrative Agent with other assurances (by bonding in accordance with statutory bonding requirements or receipt of affirmative title insurance coverage insuring over such Lien) which the Administrative Agent deems, in its reasonable discretion, to be satisfactory for the payment of such claim of Lien and for the full and continuous protection of the Administrative Agent from the effect of such Lien.  The Borrower may contest in good faith any Lien, claim, demand, levy or assessment by any Person if:  (i) the Borrower pursues the contest diligently, in a manner which does not materially impair the rights of the Administrative Agent under any of the Loan Documents; and (ii) the Borrower deposits with the Administrative Agent any funds or other forms of assurance which the Administrative Agent in good faith determines from time to time appropriate to protect the Administrative Agent from the consequences of the contest being unsuccessful.

Section 8.17.  Tenant Leases.

Unless consented to in writing by the Administrative Agent or otherwise permitted under any other provision of the Loan Documents (including, without limitation, Section 10.12), the Borrower and/or the Applicable Loan Party shall not, with respect to any Collateral Property:

(a)grant any tenant under any Tenant Lease any option, right of first refusal or other right to purchase all or any portion of such Collateral Property under any circumstances;

(b)grant any tenant under any Tenant Lease any right to prepay rent more than one month in advance (other than the initial rental payment payable upon execution of a Tenant Lease and other than security deposits);

(c)execute any assignment of landlord’s interest in any Tenant Lease;

(d)collect rent or other sums due under any Tenant Lease in advance, other than to collect rent one month in advance of the time when it becomes due;

(e)permit any sublease or assignment of a Tenant Lease demising space in excess of 50,000 rentable square feet to which the landlord’s consent is expressly required pursuant to the terms of such Tenant Lease;

(f)terminate, modify, restate or amend any Tenant Lease in any material manner if such Tenant Lease demises space in excess of 50,000 rentable square feet (including, without limitation, any changes to the economic provisions thereof);

(g)release or discharge the tenant or any guarantor under any Tenant Lease demising space in excess of 50,000 rentable square feet from any material obligation thereunder; or

(h)commit, permit or suffer to exist (to the extent it has knowledge of the existence thereof) any illegal activities or activities relating to any Schedule 1 federally controlled substances at such Collateral Property (including, without limitation, any growing, distributing and/or dispensing of medical or recreational marijuana).

Section 8.18.  [Ratings.30

(a)As soon as reasonably practicable after the Effective Date (and in any event within ninety (90) days following the Effective Date) Borrower shall obtain (i) an indicative Debt Rating for the Company from Moody’s, and (ii) an indicative Debt Rating for the Company from S&P (collectively, the “Indicative Ratings”) and shall provide such Indicative Ratings to Administrative Agent.

(b)On an annual basis, no later than March 31st of each calendar year (commencing in 2022), the Borrower shall obtain updated Indicative Ratings and shall provide such Indicative Ratings to Administrative Agent.]

Section 8.19.  Post-Closing Covenants.

The Borrower shall satisfy the requirements set forth in Schedule 8.19 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion.  To the extent any Loan Document requires delivery of any document or completion of an action prior to the date specified in this Section 8.19, such delivery may be made or such action may be taken at any time prior to that specified in this Section 8.19.  To the extent any representation and warranty would not be true or any provision of any covenant would be breached because the actions required by this Section 8.19

[31]	Under negotiation.

are not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct with respect to such action, or the respective covenant complied with, only at the time the respective action is taken (or was required to be taken) in  accordance with this Section 8.19.

Article IX.  Information31

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish to the Administrative Agent at the Principal Office for distribution to each of the Lenders:

Section 9.1.  Quarterly Financial Statements.32

(a)With respect to the Company and the Parent, as soon as available and in any event within five (5) Business Days after the same is required to be filed with the SEC [(including any extension granted thereby but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Parent or the Company, as applicable)], a copy of each report on Form 10-Q (or its equivalent) which the Parent and the Company, as applicable, shall file with the SEC.  If the Parent or the Company, as applicable, ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within forty-five (45) days after the close of each of the first, second and third fiscal quarters of the Parent or the Company, as applicable, the unaudited consolidated balance sheet of the Parent or the Company, as applicable, and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent or the Company, as applicable, and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Parent or the Company, as applicable, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

(b)With respect to the Collateral Properties, as soon as available and in any event within forty-five (45) days after the end of each of the first, second and third fiscal quarters of the Borrower, the unaudited consolidated balance sheet with respect to each Collateral Property as at the end of such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Company, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of each such Collateral Property as at the date thereof and the results of operations for such period (subject to normal year-end adjustments).

[32]	Applicability of covenants to the Parent and the Company is under negotiation.
[33]	Under negotiation.

Section 9.2.  Year-End Statements.33

(a)With respect to the Company and the Parent, as applicable, as soon as available and in any event within five (5) Business Days after the same is required to be filed with the SEC (including any extension granted thereby but in no event later than ninety (90) days after the end of each fiscal year of the Parent or the Company, as applicable), a copy of each report on Form 10-K (or its equivalent) which the Parent or the Company, as applicable, shall file with the SEC.  If the Parent or the Company, as applicable, ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Parent or the Company, as applicable, the audited consolidated balance sheet of the Parent or the Company, as applicable, and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent or the Company, as applicable, and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of the Parent or the Company, as applicable, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of the Parent or the Company, as applicable, and its Subsidiaries as at the date thereof and the result of operations for such period and (b) accompanied by the report thereon of Deloitte & Touche LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Requisite Lenders, whose report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to (i) any “going concern” or like qualification or exception or (ii) any qualification or exception as to the scope of such audit.

(b)With respect to the Collateral Properties, as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, an unaudited consolidated balance sheet of each Collateral Property as at the end of such fiscal year and the related unaudited statements of operations, equity and cash flows for such Collateral Properties for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of the Company, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of each such Collateral Property as at the date thereof and the results of operations for such period.

Section 9.3.  Compliance Certificate.34

Within ten (10) Business Days after the date (but in no event later than the 45th day after the end of any applicable fiscal quarter or 90 days after the end of any applicable fiscal year) the financial statements are furnished pursuant to the immediately preceding Section 9.1 and Section 9.2, commencing with the fiscal year ended December 31, 2021, (a) a certificate substantially in the form of Exhibit L (a “Compliance Certificate”) executed on behalf of the Borrower by any officer of the Parent having a position of at least a senior vice president or the Company’s vice president of accounting (

[34]	Under negotiation.
[35]	Under negotiation.

i) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish (x) to the extent applicable for such period, whether the Borrower was in compliance with the covenants contained in Section 10.1 (and if such covenants are not yet being tested, providing the covenant calculation solely for informational purposes), and (y) the Debt Yield Ratio; and (ii) stating that to the best of such officer’s knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure and (b) a schedule of the Collateral Properties detailing all financial information maintained on the Collateral Properties, including, without limitation, trailing twelve (12) month MCASH NOI, Occupancy Rate, operating statements, a current Rent Roll, aggregate capital expenditures, tenant allowances and development investments for each Collateral Property made during such quarterly accounting period or fiscal year, as the case may be, and sales reports (including occupancy costs, to the extent available).

Section 9.4.  Other Information.

(a)Promptly upon receipt thereof, copies of all reports, if any, submitted to the Parent, the Company, the Borrower or the Company’s Board of Directors by its independent public accountants including, without limitation, any management report;

(b)Within ten (10) Business Days of the filing thereof, and if the same are not available on-line free of charge from either the website of the SEC or the website of the Company, copies of all press releases, shareholder reports, registration statements (excluding the exhibits thereto (unless requested by the Administrative Agent) and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which the Parent, any Loan Party or any other Subsidiary shall file with the SEC or any national securities exchange; provided, however, to the extent that any items required to be delivered pursuant to Section 9.4 have been filed with the SEC or any national securities exchange within the applicable time requirements of this Agreement, such requirement shall be deemed satisfied;

(c)Promptly upon the mailing thereof to the shareholders of the Parent generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent or the Borrower;

(d)No later than ninety (90) days after the end of each fiscal year of the Company ending prior to the latest Maturity Date, projected balance sheets, operating statements, profit and loss projections and cash flow budgets (including sources and uses of cash) of the Company and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail, including in the case of the cash flow budgets, excess operating cash flow, availability under this Agreement, unused availability under committed development loans, unfunded committed equity and any other committed sources of funds, as well as, cash obligations for acquisitions, unfunded development costs, capital expenditures, debt service, overhead, dividends, maturing Property loans and other anticipated uses of cash, including a leasing status report identifying current occupancy and lease maturities in the next twelve months.  The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Company, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Section 10.1 and at the end of each fiscal quarter of the remainder of the fiscal year;

(e)No later than thirty (30) days following the end of each fiscal year of the Borrower ending prior to the latest Maturity Date, a MCASH NOI budget for each Collateral Property for the then current fiscal year of the Borrower, together with applicable investment memorandums;

(f)If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Company setting forth details as to such occurrence and the action, if any, which the Company, the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g)To the extent any Senior Officer is aware of the same, prompt notice of any notification received from, any inquiry by or the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses (including but not limited to any notification of a material violation of any law or regulation) which, if determined or resolved adversely to such Person, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(h)A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower or any other Loan Party within five (5) Business Days after the effectiveness thereof;

(i)Prompt notice of (i) any change in the Chairman, Chief Executive Officer, President or Chief Financial Officer of the Company, the Parent, the Borrower, the Management Company or any other Loan Party, (ii) any change in the business, assets, liabilities, financial condition, results of operations [or business prospects] of the Parent, any Loan Party or any other Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)Prompt notice of the (i) occurrence of any Default or Event of Default (to the extent not delivered to the Borrower by the Administrative Agent) or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the Parent or any Loan Party under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound to the extent that such default or event of default under subclause (ii) above has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(k)Prompt notice of any order, judgment or decree which is not covered by insurance and which is in excess of $[__] having been entered against the Parent, the Company, the Borrower, or any other Loan Party or any of their respective properties or assets;35

(l)[Reserved];

(m)Any notification of a material violation of any Applicable Law that shall have been received by any Loan Party from any Governmental Authority;

(n)Prompt notice of (a) any litigation pending or credibly threatened in writing against any Loan Party with respect to any Collateral Property that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) any casualty expected to result in a loss of more than $2,500,000 affecting any portion of the Collateral Properties, which is insured or uninsured or partially uninsured loss through fire, theft, liability or damage; and (c) any order, judgment or decree having been entered against any Loan Party or any other Subsidiary of the Borrower or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(o)[Reserved];

(p)[Reserved];

(q)Promptly, upon each request, such information and documentation as a Lender may request in order to comply with applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(r)Promptly, and in any event within ten (10) days after the Borrower obtains knowledge thereof, the Borrower shall provide the Administrative Agent with written notice of the occurrence of any of the following:  (

[36]	Under negotiation.

i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or non-compliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or non-compliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby, or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an Environmental Claim, in each of the cases described in the immediately preceding clauses (i) through (iv), with respect to the Collateral Properties, and with respect to the Properties that are not Collateral Properties, where the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(s)Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding;

(t)To the extent the Borrower, any Loan Party or any other Subsidiary is aware of the same, prompt notice of any matter that has had, or which could reasonably be expected to have, a Material Adverse Effect;

(u)From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Collateral Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any other Loan Party or the Management Company as the Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request;

(v)No more than thirty (30) days following the consummation of any transaction of acquisition, merger or purchase of assets, involving consideration, or valued, in excess of $300,000,000, whether in a single transaction or related series of transactions, written notice of such transaction or transactions, together with a reasonably detailed description thereof; provided, however, that this Section 9.4(v) shall not eliminate any requirement in Section 10.4 or elsewhere herein that Borrower provide notice to the Administrative Agent and/or receive approval or consent from the Administrative Agent and/or the Lenders prior to such transactions;

(w)No more than ten (10) Business Days following the consummation of any disposition of an asset or pool of assets, involving consideration, or valued, in excess of $500,000,000, whether in a single transaction or related series of transactions, written notice of such transaction or transactions, together with a reasonably detailed description thereof; provided, however, that this Section 9.4(w) shall not eliminate any requirement in Section 10.4 or elsewhere herein that Borrower provide notice to the Administrative Agent and/or receive approval or consent from the Administrative Agent and/or the Lenders prior to such transactions;

(x)Prompt written notice of any change in the information provided in the Beneficial Ownership Certification delivered to any Lender that would result in a change to the list of beneficial owners identified in such certification; and

(y)Not later than the 30 days prior to the end of each calendar year, the Borrower shall either (a) request from First American Title Insurance Company (“First American”) and provide to the Administrative Agent, verification from First American that no Material Event (as defined in that certain Certificate delivered by First American to the Administrative Agent with respect to First American’s Reinsurance Program (as defined therein) on or prior to the Effective Date (the “Reinsurance Certificate”)) has occurred, or (b) if such a Material Event has occurred, cause First American to purchase facultative reinsurance, at the Borrower’s cost, from another title insurance company in an amount contemplated by the

Reinsurance Certificate and otherwise in form and substance reasonably acceptable to the Administrative Agent.36

Section 9.5.  Electronic Delivery of Certain Information.

(a)Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower); provided that (i) the foregoing shall not apply to (x) notices to any Lender pursuant to Article II and (y) any Lender that has notified the Administrative Agent or the Borrower that it cannot or does not want to receive electronic communications and (ii) documents required to be delivered pursuant to Sections 9.1, 9.2, 9.4(b) and 9.4(c) (other than press releases) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Borrower shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information (other than with respect to financial statements pursuant to Sections 9.1 and 9.2, for which the Borrower shall provide notification via electronic mail to the Administrative Agent) to satisfy its reporting obligations).  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications.  Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or the Borrower notifies (except in such instances where notification is not required pursuant to this Section 9.5(a)) each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 11:00 a.m. Central time on the opening of business on the next Business Day for the recipient.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of any documents to the Administrative Agent (if requested by the Administrative Agent) or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.  Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

[37]	Under negotiation.

Section 9.6.  Public/Private Information.

The Borrower, [the Parent and the Company] shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower, [the Parent or the Company].  Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower, the Company or the Parent to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower, [the Parent and the Company] shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”; provided that the Borrower, [Parent, and the Company] shall designate all quarterly and annual financial statements, management discussion and analysis and key performance indicators as “Public Information” even if such Persons and/or their respective Affiliates are not registered with the SEC post-reorganization; provided, further that the Borrower, [Parent and the Company] shall, to the extent requested by the Administrative Agent, hold quarterly lender calls (at times to be mutually agreed between the Borrower and the Administrative Agent) to discuss such Information Materials and allow for a questions and answers session.  Notwithstanding the foregoing, each Lender which does not wish to receive Private Information agrees to cause at least one individual at or on behalf of such Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of any website provided pursuant to Section 9.5 in order to enable such Lender or its delegate, in accordance with such Lender’s compliance procedures and Applicable Law, including United States federal and state securities laws, to make reference to Information Materials that are not made available through the “Public Side Information” portion of such website provided pursuant to Section 9.5 and that may contain material non-public information with respect to the [Parent, the Company], the Borrower and the Subsidiaries or its or their securities for purposes of United States federal and state securities laws.

Section 9.7.  Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the Parent and the other Loan Parties, to provide promptly upon any such request to such Lender, the Borrower’s, the Parent’s, each Subsidiary Guarantor’s and each other Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, a cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.  Each Lender will treat all information furnished to it in accordance with this Section 9.7 in the manner required by Section 13.9 of this Agreement.

Article X.  Negative Covenants37

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants:

Section 10.1.  Financial Covenants.

(a)Minimum Capital Expenditure Investments. Commencing with the fiscal year ending December 31, 2022, the Loan Parties shall, in each fiscal year occurring prior to the Maturity Date, make Capital Expenditures in respect of the Collateral Properties in an aggregate amount of not less than the Minimum Capital Expenditure Amount, provided that the Loan Parties shall be deemed to comply with this clause (a) so long as any shortfall below the Minimum Capital Expenditure Amount for such fiscal year is deposited and held the CapEx Account to be utilized for Capital Expenditures in any succeeding fiscal year.

(b)Interest Coverage Ratio.  Commencing with the fiscal quarter ending December 31, 2021, the Borrower will not, as of the last day of any fiscal quarter ending prior to the Maturity Date, permit the Interest Coverage Ratio to be less than 1.50:1.00

(c)Minimum Debt Yield Ratio.  Commencing with the fiscal quarter ending March 31, 2023, the Debt Yield Ratio, as of the last day of any fiscal quarter ending prior to the Maturity Date, shall not be less than or equal to eleven and a half percent (11.50%).

(d)Occupancy Rate.  Commencing with the fiscal quarter ending March 31, 2023, the aggregate Occupancy Rate of the Collateral Properties, as of the last day of any fiscal quarter ending prior to the Maturity Date, shall not be less than seventy five percent (75%).

(e)Liquidity.  Commencing with the fiscal quarter ending December 31, 2021, the Borrower shall not permit aggregate unrestricted cash and Cash Equivalents (calculated on a consolidated basis for the Borrower and its Subsidiaries), as of the last day of any fiscal quarter ending prior to the Maturity Date, to be less than $5,000,000.

Section 10.2.  Negative Pledge.38

(a)The Borrower shall not, and shall not permit any [Subsidiary] to, (

[38]	Applicability of covenants (other than financial covenants) to the Parent and the Company is under negotiation.
[39]	Under negotiation.

i) create, assume, incur, permit or suffer to exist any Lien on any Collateral Property, any direct or indirect Equity Interest owned by the Borrower in any Person owning any Collateral Property or any of its other properties, assets, income or profits of any character whether now owned or hereafter acquired, except for Permitted Liens (but not, with respect to any Collateral, any Permitted Liens described in clause (g) of the definition of that term), (ii) permit any Collateral Property or any of its other properties, assets, income or profits or any direct or indirect ownership interest owned by the Borrower in any Person owning any properties, assets, income or profits, to be subject to a Negative Pledge or (iii) create, assume, incur, permit or suffer to exist any Lien on other Collateral, or any direct or indirect ownership interest owned by the Borrower in any Person owning any other Collateral, except for Permitted Liens.

(b)The Borrower shall not (i) create, assume, incur, permit or suffer to exist any Lien on any Equity Interests of any Subsidiary of the Borrower holding title to any Collateral Property or the Equity Interests of any Subsidiary of the Borrower that owns, directly or indirectly, any Equity Interests in any Subsidiary of the Borrower holding title to any Collateral Property or any other Collateral (all such Equity Interests under this clause (i) being “Specified Equity Interests”), except for Permitted Liens (ii) permit any Specified Equity Interests to be subject to a Negative Pledge.

Section 10.3.  Restrictions on Intercompany Transfers.

The Borrower shall not, and shall not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to:  (a) pay dividends or make any other distribution on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Borrower or any other Subsidiary; (c) make loans or advances to the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) – (d) those encumbrances or restrictions contained in any Loan Document or, (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.

Section 10.4.  Merger, Consolidation, Sales of Assets and Other Arrangements.

Without the prior written consent of the Requisite Lenders, such consent not to be unreasonably withheld, the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions and whether effected pursuant to a Division or otherwise, (i) all or any substantial part of its business or assets, whether now owned or hereafter acquired [or (ii) any of its business or assets to a non-Loan Party;] (d) consummate a Division as the Dividing Person; or (e) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:39

(i)any Subsidiary of the Borrower may merge with (x) the Borrower, provided that the Borrower shall be the continuing or surviving Person or (y) any other Subsidiary of the Borrower, provided that if such merger involves a Loan Party, such Loan Party is the survivor;

(ii)any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

[40]	Under negotiation.

(iii)a Loan Party and any Subsidiary may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and the Borrower complies with the terms of Section 2.8(b)(ii), Section 2.8(b)(iii) and Section 4.2, to the extent applicable thereto;

(iv)any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) the assets of, or make an Investment in, any other Person in an amount equal to or greater than a Substantial Amount, and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer, together with all information related to such consolidation, merger, acquisition, Investment, sale, lease or transfer as the Administrative Agent may reasonably request; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default under Section 11.1(a), Section 11.1(e) or Section 11.1(f) exists and no Event of Default has occurred and is continuing; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party which owns a Collateral Property, such Person shall be the survivor thereof; (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and (5) the Borrower complies with the terms of Section 2.8(b)(ii), Section 2.8(b)(iii) and Section 4.2, to the extent applicable thereto;

(v)the Loan Parties may license, sublicense, lease and sublease their respective assets, as licensor, lessor or sublessor (as the case may be), in the ordinary course of their business; and

(vi)if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of the Requisite Lenders as required above), each Division Successor shall be required to comply with the obligations set forth in Sections 8.10 and 8.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party, as applicable, under this Agreement and the other Loan Documents.

Further, no Loan Party shall enter into any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person.

Notwithstanding the foregoing, this Section 10.4 shall not restrict the sale or disposition of any Collateral Property, any other property or any Subsidiary owner thereof, to the extent made in accordance with Sections 2.8(b) and Section 4.2, as applicable.

Section 10.5.  Plans.

The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of 29 C.F.R.10.3-101, as modified by Section 3(42) of ERISA.  The Borrower shall not cause or permit to occur, and shall not permit any other member of the ERISA Group to cause or permit to occur, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.6.  Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7.  Modifications of Organizational Documents and Material Contracts.

The Borrower shall not, and shall not permit any Subsidiary to, amend, supplement, restate or otherwise modify or waive the application of any provision of its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent or the Lenders or (b) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that notwithstanding anything to the contrary herein or in any other Loan Document, so long as (i) the Administrative Agent shall have received at least fifteen (15) Business Days prior written notice thereof (or such shorter period of notice as the Administrative Agent shall agree in its sole discretion) and (ii) the Administrative Agent shall have acknowledged in writing that either (x) such change will not adversely affect the validity, perfection or priority of the Administrative Agent’s security interest in the Collateral, or (y) any reasonable action requested by the Administrative Agent in connection therewith has been completed or taken (including any action to continue the perfection of any Liens in favor of the Administrative Agent, on its behalf and on behalf of the Lender Parties, in any Collateral), any Loan Party or other Subsidiary may change its name as it appears in official filings in the state of its incorporation or organization.  The Borrower shall not enter into, and shall not permit any Subsidiary to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect [or default in the performance of any obligations of any Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity].

Section 10.8. Indebtedness.40

The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)	the Obligations;
(b)	Indebtedness existing on the Closing Date and listed on Schedule 10.8;
(c)	unsecured intercompany Indebtedness owed by any Loan Party to another Loan Party;
(d)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business; and
(e)

Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing.

Section 10.9.  Transactions with Affiliates.

The Borrower shall not permit to exist or enter into, and shall not permit any Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Subsidiary, except (a) as set forth on Schedule 7.1.(r), (b) transactions [in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries,] and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate as determined by the Borrower in good faith (which shall include but not be limited to Property Management Agreements, which shall be deemed to satisfy this Section 10.9 in effect as of the Effective Date) or (c) any transaction between any Loan Party and the Management Company and upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate as determined by the Borrower in good faith (which shall include but not be limited to Property Management Agreements).  Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1.(r) if a Default or Event of Default exists or would result therefrom.

[41]	Additional debt baskets under negotiation.

Section 10.10.  [Reserved].

Section 10.11.  Derivatives Contracts.

The Borrower shall not, and shall not permit any Subsidiary to enter into or become obligated in respect of, Derivatives Contracts.41

Section 10.12.  Tenant Leases.

The Borrower shall not, and shall not permit any Subsidiary to, enter into any Tenant Lease in respect of any Collateral Property exceeding 50,000 rentable square feet which does not materially conform to the form of lease for the applicable Collateral Property previously delivered to the Administrative Agent unless the Borrower obtains the prior written approval of the Administrative Agent of any modified or additional terms (including the economic terms thereof) included therein.

Section 10.13.  Dividends and Other Restricted Payments.

The Borrower shall not, and shall not permit any of Subsidiary to, declare or make any Restricted Payment except pursuant to Section 8.12.42

Article XI.  Default43

Section 11.1.  Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)Default in Payment.  The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any accrued interest on, any of the Loans, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement, any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and, solely in the case of interest or any other payment Obligation (other than principal of the Loans due at maturity), such failure continues for a period of ten (10) days after the date the Administrative Agent gives the Borrower notice of such failure.

(b)Default in Performance.44

[42]	Under negotiation.
[43]	Under negotiation.
[44]	Applicability of Events of Default to the Parent and the Company is under negotiation.
[45]	Under negotiation.

(i)Any Loan Party [or the Parent] shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Article IV, Section 8.1(a) [(solely with respect to the existence [of the Parent] or any Loan Party)], Section 8.8, Section 8.12, Section 9.4(j) or Article X; or

(ii)Any Loan Party [or the Parent or Company] shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.14 or Article IX (other than Section 9.4(j)) and such failure shall continue for a period of five (5) Business Days after the earlier of (x) the date upon which any Senior Officer has actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent or any other Lender; or

(iii)Any Loan Party shall fail to perform or observe any other term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 11.1(b), and in the case of this subsection (b)(iii) only, such failure shall continue for a period of ten (10) days after the earlier of (x) the date upon which any Senior Officer has actual knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent or any Lender under or in connection with this Agreement or any other Loan Documents, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made [and such written statement, representation or warranty (or the underlying matter thereof) shall not have been remedied for a period of thirty (30) days after the date upon which the Borrower has received written notice of such incorrect or misleading written statement, representation or warranty from the Administrative Agent.]45

(d)Cross-Default.46

(i)Any of the Borrower, any other Loan Party or any Subsidiary shall fail to make any payment when due and payable (subject to any notice and after giving effect to any applicable grace or cure period) in respect of any Indebtedness (other than the Loans) having an aggregate outstanding principal amount (including undrawn committed or available amounts) (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value) equal to or greater than $2,500,000, individually or in the aggregate with all such other Indebtedness as to which such a failure exists (“

[46]	Under negotiation.
[47]	Under negotiation.

Material Borrower Indebtedness”) or any other event or condition occurs that results in any Material Borrower Indebtedness becoming due and payable prior to its scheduled maturity or that permits the holders thereof or any agent or trustee on their behalf to cause such Material Borrower Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(ii)So long as the Parent Guaranty Termination Date has not yet occurred, any of the Parent or the New Notes Issuer shall fail to make any payment when due and payable (subject to any notice and after giving effect to any applicable grace or cure period) in respect of any Recourse Indebtedness having an aggregate outstanding principal amount (including undrawn committed or available amounts) equal to or greater than $150,000,000 individually or in the aggregate for any such Recourse Indebtedness, [or the Parent shall fail to perform or observe any other obligation guaranteed by the Parent] (“Material Other Indebtedness”) or any other event or condition occurs that results in any Material Other Indebtedness becoming due and payable prior to its scheduled maturity or that permits the holders thereof or any agent or trustee on their behalf to cause such Material Other Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that an Event of Default under this Section 11.1(d)(ii) shall be deemed not to occur to the extent that such Material Other Indebtedness is (A) secured by real property not owned, directly or indirectly, by the Borrower and (B) the Parent or the New Notes Issuer, as the case may be, or their respective Subsidiaries, have agreed with the holder (or any agent or trustee therefor) of such Material Other Indebtedness to a foreclosure or similar arrangement in respect of such real property (or the equity interests of any direct or indirect owner thereof) in exchange for an agreement by such holder (or any agent or trustee therefor) to not pursue the Parent or the New Notes Issuer, as the case may be, or their respective Subsidiaries, on any recourse claims related to such Material Other Indebtedness; or

(iii)There occurs an “Event of Default” under and as defined in any Specified Derivatives Contract as to which [the Parent,] the Borrower, any Loan Party or any Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Parent, the Borrower or any Subsidiary is an “Affected Party” (as defined therein).

(e)Voluntary Bankruptcy Proceeding.  (A) The Borrower or any Loan Party shall:  (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate, partnership or similar action for the purpose of effecting any of the foregoing or (B) the Borrower, any other Loan Party shall generally not pay its debts as such debts become due.

(f)Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the Borrower or any Loan Party in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii), such case or proceeding shall continue undismissed or unstayed for a period of ninety (90) consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(g)Revocation of Loan Documents.  Any Loan Party shall (or shall attempt, by any action at law, suit in equity or other legal proceeding, to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(h)Judgment.  A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, [the Parent or the Company] (but which shall not include any foreclosure judgment in an amount less than $150,000,000 with respect to any Non-Recourse Indebtedness against any Subsidiary that is not a Loan Party) by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed, dismissed through appropriate appellate proceedings or otherwise bonded and (ii) either (A) the amount of such judgment or order for which insurance coverage has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against [the Parent, the Company] and the Loan Parties, $50,000,000, or (B) in the case of an injunction or other non-monetary relief, such injunction, judgment or order could reasonably be expected to have a Material Adverse Effect.47

(i)Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, [the Parent, the Company], any Loan Party (but which shall not include any foreclosure judgment in an amount less than $150,000,000 with respect to any Non-Recourse Indebtedness against any Subsidiary that is not a Loan Party), which exceeds, individually or together with all other such warrants, writs, executions and processes, $50,000,000 and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days; provided, however

[48]	Under negotiation.

, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower, any Loan Party, [the Parent or the Company].48

(j)ERISA.

(i)Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $50,000,000; or

(ii)The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $50,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.

(k)Loan Documents.  An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

(l)Change of Control/Change in Management.49

(i)Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the then outstanding voting stock of the REIT entitled to vote for the election of directors (“REIT Voting Stock”); provided, however, this clause shall not apply to any REIT Voting Stock acquired after the date hereof by a Person as a result of the conversion of limited partnership interests in the Parent into REIT Voting Stock in accordance with the Parent’s partnership agreement; or

(ii)during any consecutive twelve-month period (whether before or after the Agreement Date), individuals who at the beginning of any such period constituted the board of directors of the REIT (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the REIT was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or mental or physical disability) to constitute at least a majority of the board of directors of the REIT; or

(iii)(A) the general partner of the Parent shall cease to be a Wholly Owned Subsidiary of the REIT or the REIT shall cease to have the sole and exclusive power to exercise all management and control over the Parent or (B) the REIT or a Wholly-Owned Subsidiary of the REIT shall cease to be the sole general partner of the Parent; or

[49]	Under negotiation.
[50]	Under negotiation.

(iv)The Parent shall cease to beneficially own and control, directly or indirectly, at least [__] percent ([___]%) of the outstanding Equity Interests of the Borrower, free and clear of any Liens thereon (other than Liens in favor of the Administrative Agent).

(m)Damage; Strike; Casualty.  Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or any other Loan Party taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, no Event of Default shall exist if within thirty (30) days of the occurrence of any such event or circumstance described in the preceding sentence, the Borrower delivers to the Administrative Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such event or circumstance.  If such event or circumstance is not eliminated within ninety (90) days of the occurrence of such event or circumstance, an Event of Default shall be deemed to have occurred hereunder.

(n)Security Documents.  Any material provision of any Security Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party, or any Lien created under any Security Document ceases to be a valid and perfected first priority Lien in any of the Collateral purported to be covered thereby.

Section 11.2.  Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)Acceleration; Termination of Facilities.

(i)Automatic.  Upon the occurrence of an Event of Default specified in Section 11.1(e) or Section 11.1(f), (1) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (2) [reserved] and (3) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(ii)Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties.

(b)Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower, the other Loan Parties and the Subsidiaries of the Borrower, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral, the property and/or the business operations of the Borrower, [the Company, the Parent] and their Subsidiaries related thereto and to exercise such power as the court shall confer upon such receiver.

(e)Specified Derivatives Contract Remedies.  Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with the prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent, or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider, and (d) to prosecute any legal action against the Borrower, [the Parent], any Loan Party or other Subsidiary to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3.  [Reserved].

Section 11.4.  Marshaling; Payments Set Aside.

No Lender Party shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations.  To the extent that any Loan Party makes a payment or payments to a Lender Party, or a Lender Party enforces its security interest or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5.  Allocation of Proceeds.

If an Event of Default exists, all payments received by the Administrative Agent (or any Lender as a result of its exercise of remedies permitted under Section 13.4) under any of the Loan Documents, in respect of any principal of or interest on the Guaranteed Obligations or any other amounts payable by the Borrower, or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

(a)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

(b)to amounts due to the Administrative Agent and the Lenders in respect of Protective Advances;

(c)to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)[reserved];

(e)to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (e) payable to them;

(f)[Reserved];

(g)to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders and the Specified Derivatives Providers in proportion to the respective amounts described in this clause (g) payable to them; and

(h)the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.  Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6.  [Reserved]

Section 11.7.  Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences.  The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8.  Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, but shall not be obligated to, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9.  Rights Cumulative.

(a)Generally.  The rights and remedies of the Administrative Agent, and the Lenders under this Agreement, each of the other Loan Documents and of the Specified Derivatives Providers under the Specified Derivatives Contracts, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by any such Lender Party in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)Enforcement by the Administrative Agent.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) [reserved], (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders.

Section 11.10.  Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or this Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement;

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of

Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement; or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, [the Parent], or any other Loan Party, that the Administrative Agent or any of their respective Affiliates is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 11.11.  Erroneous Payments.

(a)Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender Affiliate) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 11.11(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the overnight rate.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans of the Erroneous Payment  Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment.  Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration.  The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such

Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 11.11 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)Each party’s obligations under this Section 11.11 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)Nothing in this Section 11.11 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Article XII.  The Administrative Agent

Section 12.1.  Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.  Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders.  The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all of the Lenders.

Section 12.2.  Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender or a Specified Derivatives Provider, as the case may be, under this Agreement, any other Loan Document or any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender acting as Administrative Agent in each case in its individual capacity.  Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders or any Specified Derivatives Providers.  Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the other Lenders or any Specified Derivatives Providers.  The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3.  Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval or consent is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved.  Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved such requested determination, consent or approval.

Section 12.4.  Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (excepting only a Default or Event of Default under Section 11.1(a)) unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, that a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents.  Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5.  Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent:  may consult with legal counsel (including its own counsel or counsel for the Borrower, any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.  Neither the Administrative Agent nor any of its Related Parties:  (a) makes any warranty or representation to any Lender, or any other Person and shall be responsible to any Lender, or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party, or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties and (f) shall be responsible for or have any duty to ascertain or inquire into compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6.  Indemnification of Administrative Agent.

Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable and out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Pro Rata Share (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of outside counsel to the Administrative Agent but excluding the allocated costs, fees and expenses of the Administrative Agent’s in-house counsel and legal staff and any expenses incurred by the Administrative Agent in connection with its review of any appraisal or environmental, structural or engineering report) reasonably incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other Obligations and the termination of this Agreement.  If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7.  Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties.  Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

Section 12.8.  Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.  The Administrative Agent may be removed as administrative agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and, provided no Default or Event of Default exists, the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the current Administrative Agent, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee (but in no event shall any such successor Administrative Agent be a Defaulting Lender, an Affiliate of a Defaulting Lender or an Affiliated Lender]); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice, or, in the case of removal, at the end of such 30-day period, and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.  Notwithstanding anything contained herein to the contrary, the

Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9.  [Reserved].

Section 12.10.  Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11.  Collateral Matters; Protective Advances.

(a)Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or any Loan Document which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(b)The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon indefeasible payment and satisfaction in full of all of the Guaranteed Obligations; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section.

(c)Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for its benefit and the benefit of the Lender Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Guaranteed Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect

of) all interests retained by the Borrower or any other Loan Party, including, without limitation, the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral.  In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)The Administrative Agent shall have no obligation whatsoever to any Lender Party or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its gross negligence or willful misconduct.

(e)The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one (1) calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000.  Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders.  The Borrower agrees to pay on demand all Protective Advances.

(f)By their acceptance of the benefits of the Security Documents, each Lender that is at any time itself a Specified Derivatives Provider, or having an Affiliate that is a Specified Derivatives Provider, hereby, for itself, and on behalf of any such Affiliate, in its capacity as a Specified Derivatives Provider, irrevocably appoints and authorizes the Administrative Agent as its collateral agent, to take such action as contractual representative on such Specified Derivatives Provider’s behalf and to exercise such powers under the Security Documents as are specifically delegated to the Administrative Agent by the terms of this Section 12.11, Section 12.12 and any Security Document, together with such powers as are reasonably incidental thereto; provided, that this subsection (f) shall not affect any of the terms of a Specified Derivatives Contract or restrict a Specified Derivatives Provider from taking any action permitted by a Specified Derivatives Contract.  For the avoidance of doubt, all references in this Section 12.11 to “Lender” or “Lenders” shall be deemed to include each Lender (and Affiliate thereof) in its capacity as a Specified Derivatives Provider.

Section 12.12.  Post-Foreclosure Plans.

If all or any portion of the Collateral is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Guaranteed Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or Subsidiary of the Administrative Agent, as “Administrative Agent”, for the ratable benefit of all Lender Parties.  The Administrative Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders.  In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral.  Actions taken by the Administrative Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan.  Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral.  In addition, the Administrative Agent shall render or cause to be rendered to each Lender Party, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan.  To the extent there is Net Operating Income from such Collateral, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lender Parties.  All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares.  The Lender Parties acknowledge and agree that if title to any Collateral is obtained by the Administrative Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated and the proceeds of such liquidation will be distributed in accordance with Section 11.5 as soon as practicable.  The Administrative Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lender Parties.  Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Administrative Agent, as Administrative Agent for the Lenders, as the beneficiary or mortgagee.  In such case, the Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article XII insofar as the same is appropriate or applicable.

Section 12.13.  Flood Laws.

Wells Fargo has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”).  Wells Fargo, as administrative agent, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws.  However, Wells Fargo reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

Article XIII.  Miscellaneous

Section 13.1.  Notices.

Unless otherwise provided herein (including, without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, e-mailed, or delivered as follows:

If to the Borrower:

CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee  37421-6000
Attention:  Chief Financial Officer
Telecopy Number:  (423) 490-8390
Telephone Number:  (423) 855-0001

Email: Farzana.khaleel@cblproperties.com

with an informational copy to:

CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee  37421-6000
Attention:  Finance Counsel
Telecopy Number:  (423) 490-8390
Telephone Number:  (423) 855-0001

Email: Stan.Hildebrand@cblproperties.com

And a copy to:

CBL & Associates Limited Partnership
c/o CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee  37421-6000
Attention:  Chief Legal Officer
Telecopy Number:  (423) 490-8390
Telephone Number:  (423) 855-0001

Email: Jeff.Curry@cblproperties.com

If to the Administrative Agent under Article II:50

Wells Fargo Bank, National Association
10 South Wacker Drive, 32nd Floor
Chicago, IL  60606
Attn:  Loan Administration
Telecopier Number:  312/782-0969
Telephone Number:  312/269-8250

With an informational copy to:

Wells Fargo Bank, National Association
600 South 4th Street, 9th Floor
Minneapolis, MN  55415
Attn:  Kirby Wilson, CRE Agency Services

and

Wells Fargo Bank, National Association

301 S. College Street, 15th Floor

Charlotte, NC 28202

Attn: Ryan Sansavera

If to any other Lender:

To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, that a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Borrower.  All such notices and other communications shall be effective (

[51]	Addresses to be updated.

i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II and Article IV shall be effective only when actually received.  None of the Administrative Agent, or any Lender shall incur any liability to the Borrower or any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2.  Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties pursuant to Section 4.1 and the Administrative Agent’s other activities under Article IV and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) [reserved], (c) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of counsel retained by the Administrative Agent and of one law firm retained by the Lenders (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (d) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (e) to the extent not already covered by any of the preceding subsections, to pay or reimburse the reasonable fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.

Section 13.3.  Stamp, Intangible and Recording Taxes.51

The Borrower will pay any and all stamp, excise, intangible, registration, recordation and similar taxes, fees or charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes, fees or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4.  Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, each Lender, each Affiliate of the Administrative Agent or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Affiliate of a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender, any Affiliate of the Administrative Agent, or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.  Notwithstanding the foregoing, each Lender hereby waives any right of setoff against the Obligations it has with respect to any deposit account of any Subsidiary Guarantor maintained with such Lender or any other account or property of such Subsidiary Guarantor held by such Lender; provided, however, that this waiver is not intended, and shall not be deemed, to waive any right of setoff (a) any Lender has with respect to any account required to be maintained pursuant to this Agreement or any other Loan Document or (b) arising other than pursuant to this Agreement or the other Loan Documents.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

[52]	Tax provisions under negotiation.

Section 13.5.  Litigation; Jurisdiction; Other Matters; Waivers.

(a)EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE OTHER LOAN PARTIES, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE BORROWER AND EACH OTHER LOAN PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, EACH OTHER LOAN PARTY, THE ADMINISTRATIVE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)EACH OF THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL, NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE COLLATERAL AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH

IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)EACH OF THE BORROWER AND OTHER LOAN PARTIES HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER OR OTHER LOAN PARTY AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.  SHOULD THE BORROWER OR OTHER LOAN PARTY FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY (30) DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS.

(d)THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6.  Successors and Assigns.

(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of an assigning Term Loan Lender’s Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in the immediately preceding subsection (A), the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, and the principal outstanding balance of the Term Loan subject to such assignment (in each case, as determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $1,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of the Loans at the time owing to it.

(ii)Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)Required Consents.52 No consent shall be required for any assignment except that the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)Assignment and Assumption; Notes

[53]	Borrower consent rights under negotiation.

.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or $7,500 in the event that such transferor Lender is a Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.  If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Lender, as appropriate.

(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii)Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Loans held by Affiliated Lenders.  Upon request by the Administrative Agent, the Borrower shall (i) promptly (and in any case, not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 13.7) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Loans at such time and (ii) not less than five (5) Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 13.7, provide to the Administrative Agent, a complete list of all Affiliated Debt Funds holding Loans at such time.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.4, Section 13.2 and Section 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) [reserved], (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest) or (z) release any Guarantor or Subsidiary Grantor from its Obligations under the Guaranty or the Collateral Agreement, as the case may be, except as contemplated by Section 8.14(b), Section 8.14(c) or in accordance with its terms, as the case may be, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 3.10, Section 5.1 and Section 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.10, Section 5.1, Section 5.4 and Section 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.10 or Section 5.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.10, Section 5.1, Section 5.4 and Section 5.6 with respect to any Participant.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, further that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)No Registration.  Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)Patriot Act Notice; Compliance.  In order for the Administrative Agent to comply with “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

(h)Certain Assignments to Affiliated Lenders.  Notwithstanding anything in this Agreement to the contrary (including Section 13.7), any Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to an Affiliated Lender through open-market purchases, subject to the following limitations:

(i)In connection with an assignment to a Non-Debt Fund Affiliate, (A) the Non-Debt Fund Affiliate shall have identified itself in writing as an Affiliated Lender to the assigning Lender and the Administrative Agent prior to the execution of such assignment and (B) the Non-Debt Fund Affiliate shall be deemed to have represented and warranted to the assigning Lender, the other Lenders and the Administrative Agent that the requirements set forth in this clause (h)(i) and clause (iv) below, shall have been satisfied upon consummation of the applicable assignment;

(ii)Non-Debt Fund Affiliates will not (A) have the right to receive information, reports or other materials provided to the Lenders by the Administrative Agent or any other Lender or any other Person, except to the extent made available to the Borrower, (B) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (C) access any electronic site established for the Lenders or the Administrative Agent or confidential communications from counsel to or advisors of the Administrative Agent or any of the Lenders;

(iii)(A) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under, this Agreement or any other Loan Document, each Non-Debt Fund Affiliate will be disregarded and shall not be counted for all purposes of this Agreement and the other Loan Documents, (B) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan”), each Non-Debt Fund Affiliate hereby agrees (x) not to vote on such Plan, (y) if such Non-Debt Fund Affiliate does vote on such Plan notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y), and (C) each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Term Loans therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have), from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary or appropriate to carry out the provisions of this clause (iii), including to ensure that any vote of such Non-Debt Fund Affiliate (including on any Plan) is disregarded, withdrawn or otherwise not counted;

(iv)the aggregate principal amount of Term Loans held at any one time by Non-Debt Fund Affiliates may not exceed 25% of the aggregate outstanding principal amount of Term Loans (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v)no Affiliated Lender will be entitled to bring actions against the Administrative Agent or the Lenders or receive advice of counsel or other advisors to the Administrative Agent or any other Lender or challenge the attorney client privilege of their respective counsel;

(vi)the portion of any Loans held by Debt Fund Affiliates in the aggregate in excess of 49.9% of the amount of Loans and Commitments required to be held by Lenders in order for such Lenders to constitute “Requisite Lenders” shall be disregarded in determining Requisite Lenders at any time; and

(vii)the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Lender Assignment Agreement”).

Each Affiliated Lender that is a Lender hereunder agrees to comply with the terms of this paragraph (h) (notwithstanding that it may be granted access to the platform or any other electronic site established for the Lenders by the Administrative Agent), and agrees that in any subsequent assignment of all or any portion of its Term Loans it shall identify itself in writing to the assignee as an Affiliated Lender prior to the execution of such assignment.

Section 13.7.  Amendments and Waivers.

(a)Generally.  Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.  Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).  Notwithstanding anything to the contrary set forth in this Section 13.7(a), (x) the Administrative Agent shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.9 and (y) the Fee Letter may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)Additional Lender Consents.  In addition to the foregoing requirements, no amendment, waiver or consent shall, in each case subject to Section 13.6(h):

(i)subject a Lender to any additional obligations without the written consent of such Lender;

(ii)amend or modify any Allocated Loan Amount or any percentage set forth on Schedule 1.1(d) without the written consent of the Super-Majority Lenders;

(iii)reduce the principal of, or interest that has accrued or the rates of interest that will be charged (subject to the last sentence of Section 13.7(c)) on the outstanding principal amount of, any Loans or other Obligations (other than a waiver of default interest) without the written consent of each Lender directly affected thereby; provided, however, only the written consent of the Requisite Lenders shall be required for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate”;

(iv)reduce the amount of any Fees payable to a Lender without the written consent of such Lender;

(v)[reserved];

(vi)modify the definition of “Term Loan Maturity Date”, modify the amortization of the Term Loans set forth in Section 2.7(b), or otherwise postpone any date fixed for, or forgive, any payment of principal of, or interest on, any Term Loans or for the payment of Fees or any other Obligations owing to the Term Loan Lenders, in each case, without the written consent of each Term Loan Lender;

(vii)[reserved];

(viii)modify the definition of “Pro Rata Share” or amend or otherwise modify the provisions of Section 3.2, Section 3.3 or Section 11.5 without the written consent of each Lender;

(ix)amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section without the written consent of each Lender;

(x)modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xi)modify the definition of the term “Super-Majority” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xii)[reserved];

(xiii)release the Parent Guarantor (other than as contemplated following the Parent Guaranty Termination Date), the REIT Bad-Act Guaranty (other than as contemplated following the REIT Guaranty Termination Date) or any Subsidiary Guarantor from its obligations under, or subordinate such obligations under, the Guaranty (except as contemplated by Section 8.14(b)) without the written consent of each Lender;

(xiv)release any Subsidiary Grantor from its obligations under, or subordinate such obligations under, the Collateral Agreement (except as contemplated by Section 8.14(c)) without the written consent of each Lender; or

(xv)release or dispose of or subordinate any Initial Collateral Property, any other Collateral Property, or all or substantially all of the value of any other Collateral unless released or disposed or subordinated of as permitted by, and in accordance with, Section 12.3, Section 12.11(b) or Section 4.2 without the written consent of each Lender.

(c)Technical Amendments.  Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders.  Any such amendment shall become effective without any further action or consent of any other party to this Agreement.  Notwithstanding the foregoing, the Administrative Agent and the Borrower may, without the consent of any Lender, (x) enter into amendments or modifications to this Agreement or any of the other Loan Documents or (y) enter into additional Loan Documents, in each case, as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Section 5.2(b) in accordance with the terms of

Section 5.2(b).  The Administrative Agent shall promptly provide any such amendment under this Section 13.7(c) to the Lenders upon the effectiveness thereof.

(d)Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents or modify Section 11.10.  Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.  Notwithstanding anything to the contrary herein, no Defaulting Lender or Non-Debt Fund Affiliate shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders and Non-Debt Fund Affiliates).  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.8.  Non-Liability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party.  Neither the Administrative Agent, nor any Lender undertakes any responsibility to the Borrower or any other Loan Party to review or inform the Borrower or any other Loan Party of any matter in connection with any phase of the business or operations of the Borrower, any other Loan Party, or any of their respective Subsidiaries or Affiliates.

Section 13.9.  Confidentiality.

Except as otherwise provided by Applicable Law, the Administrative Agent, and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure:  (a) to its Affiliates and to its and its Affiliates’ other respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed assignee, Participant or other transferee in connection with a potential transfer of any Loans or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent any Lender or any Affiliate of the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over such Person or its Related Parties; (h) of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents; (i) to any other party hereto; (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) for purposes of establishing a “due diligence” defense; and (l) with the consent of the Borrower.  Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.  As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 13.10.  Indemnification.

(a)The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnified Party”) against, and hold each Indemnified Party harmless from, and shall pay or reimburse any such Indemnified Party for, any and all of the following (collectively, the “Indemnified Costs”):  losses, claims (including, without limitation, Environmental Claims), damages, liabilities and related expenses (including, without limitation, the fees, charges and disbursements of any counsel for any Indemnified Party (which counsel may be employees of any Indemnified Party)), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower, any other Loan Party or any other Subsidiary) other than such Indemnified Party and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, any other Loan Party or any other Subsidiary, or any Environmental Claim related in any way to the Borrower, any other Loan Party or any other Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party or any other Subsidiary, and regardless of whether any Indemnified Party is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorneys and consultant’s fees (any claim, investigation, litigation or other proceeding of the type described in clauses (iv) or (v) referred to herein as an “Indemnity Proceeding”); provided, however, that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  [This Section 13.10(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.]53

(b)If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(c)Subject to the immediately following Section 13.11

[54]	Under review.

, the Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

(d)This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(e)All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined in a non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.  Each Indemnified Party shall use its reasonable efforts to give the Borrower as much advance notice of anticipated fees, expenses and costs as is reasonably practicable under the circumstances, but failure to give such notice shall not absolve the Borrower of the Borrower’s obligation to pay the same.

(f)An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.11.  Termination; Survival.

This Agreement shall terminate at such time as (a) none of the Lenders is obligated any longer under this Agreement to make any Loans and (b) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full.  The indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.12.  Severability of Provisions.

If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13.  GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14.  Counterparts.

(a)To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means).  It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart.  All counterparts shall collectively constitute a single document.  It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

(b)The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 13.15.  Obligations with Respect to Loan Parties and Subsidiaries.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.16.  Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17.  Limitation of Liability.

None of the Administrative Agent, any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower or any such Loan Party in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 13.18.  Entire Agreement.

This Agreement, the Notes and the other Loan Documents embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency.  There are no oral agreements among the parties hereto.

Section 13.19.  Construction.

The Administrative Agent, the Borrower, each Loan Party and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Borrower, each Loan Party and each Lender.

Section 13.20.  Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21.  [Reserved].

Section 13.22.  Limited Nature of Parent’s and Company’s Obligations.

THE LENDERS AND THE ADMINISTRATIVE AGENT ACKNOWLEDGE AND AGREE THAT THE PARENT AND THE COMPANY, ARE INDIVIDUALLY JOINING IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE LIMITED PURPOSE OF BEING BOUND BY THE TERMS OF THE SECTIONS SPECIFICALLY APPLICABLE TO THE PARENT OR THE COMPANY, LIMITED TO [__] OF THIS AGREEMENT.  THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE OCCURRENCE OF ANY DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENT RESULTING FROM A BREACH BY THE PARENT OR THE COMPANY, AS APPLICABLE, OF, OR A MISREPRESENTATION BY THE PARENT OR THE COMPANY, AS APPLICABLE, UNDER OR IN ANY WAY RELATING TO, ANY OF SUCH SECTIONS SHALL NOT CREATE ANY PERSONAL LIABILITY ON THE PART OF THE PARENT OR THE COMPANY, AS APPLICABLE FOR THE PAYMENT OF THE OBLIGATIONS.  NOTHING CONTAINED IN THIS SECTION IS INTENDED TO LIMIT THE OBLIGATIONS OF THE PARENT UNDER THE PARENT GUARANTY OR THE COMPANY UNDER THE REIT BAD-ACT GUARANTY.

Section 13.23.  Limitation of Liability of Borrower’s Directors, Officers, Etc.

The parties hereto acknowledge and agree that no director, officer, shareholder, employee or agent of the Borrower or any Affiliate of the Borrower shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Borrower.

Section 13.24.  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.25.  Amendment and Restatement.

This Agreement shall be deemed to amend and restate the Existing Credit Agreement in its entirety, and all of the terms and provisions hereof shall supersede the terms and conditions thereof. The parties hereto further agree that this Agreement and the Loans shall serve to extend, renew and continue, but not to extinguish or novate, the Loans under the Existing Credit Agreement and the corresponding promissory notes and to amend, restate and supersede, but not to extinguish or cause to be novated the Obligations under, the Existing Credit Agreement. The Borrower hereby agrees that, upon the effectiveness of this Agreement, the “Loans” made and outstanding under the Existing Credit Agreement shall be deemed to be Loans outstanding under and payable by this Agreement.

Section 13.26. Reversal of Payments.

To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Lenders or to any Lender directly or the Administrative Agent or any Lender receives any payment or proceeds of the Collateral or any Loan Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent

Section 13.27. Injunctive Relief.

The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 13.28.  Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivative Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 13.28, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

CBL & ASSOCIATES HOLDCO I, LLC

By:	CBL & Associates Limited Partnership,
[its sole member]

	By:	CBL Holdings I, Inc.,
its sole general partner

By:
Name:
Its:

PARENT:

Solely for the limited purposes set forth in Section 13.22.

CBL & ASSOCIATES LIMITED PARTNERSHIP

By:	CBL Holdings I, Inc.,
its sole general partner

By:
Name:
Its:

COMPANY:

Solely for the limited purposes set forth in Section 13.22.

CBL & ASSOCIATES PROPERTIES, INC.

By:
Name:
Its:

Signature Page to
Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name:
Title:

Signature Page to
Amended and Restated Credit Agreement

[OTHER LENDERS], as a Lender

By:
Name:
Title:

Signature Page to
Amended and Restated Credit Agreement

SCHEDULE I

Term Loan Commitments

Term Loan Lender	Term Loan Commitment

Wells Fargo Bank, National Association	$[•]
U.S. Bank National Association	$[•]
Citizens Bank, N.A.	$[•]
PNC Bank, National Association	$[•]
JPMorgan Chase Bank, N.A.	$[•]
Regions Bank	$[•]
First Tennessee Bank National Association	$[•]
Branch Banking and Trust Company	$[•]
Bank of America, N.A.	$[•]
Associated Bank, National Association	$[•]
MidFirst Bank	$[•]
Goldman Sachs Lending Partners LLC	$[•]
TD Bank, N.A.	$[•]
Synovus Bank	$[•]
Trustmark National Bank	$[•]
Hancock Whitney Bank	$[•]

TOTAL	$883,700,000

B - 4

SCHEDULE 1.1(b)

Liens54

None.

[55]	CBL to update.

Schedule 1.1(b)-1

SCHEDULE 1.1(c)

Required Collateral Properties

1.	Hanes Mall
2.	Kirkwood Mall
3.	Mall Del Norte (including Cinema)
4.	Mayfaire Town Center
5.	Pearland Town Center, Office, and HCA Medical
6.	Sunrise Mall
7.	Valley View Mall
8.	West Towne Mall

SCHEDULE 1.1(d)

Collateral Properties

Allocated Loan Amount Release Price55

Property Name	New Release Price
1.Cherryvale Mall	115%
2.East Towne Mall	115%
3.Frontier Mall	115%
4.Hanes Mall	125%
5.Imperial Valley Mall	115%
6.Kirkwood Mall	125%
7.Layton Hills Mall	115%
8.Layton Hills Convenience Center	115%
9.Layton Hills Cinemark	115%
10.Layton Hills Plaza	115%
11.Mall Del Norte (including Cinema)	125%
12.Mayfaire Towne Center	125%
13.Northgate Mall	115%
14.Pearland Town Center, Office, and HCA Medical	125%
15.Post Oak Mall / Post Oak Mall III	115%
16.Richland Mall	115%
17.Southaven Towne Center	115%
18.Southaven Town Center - Self-Development	115%
19.Sunrise Mall	125%
20.Turtle Creek Mall	115%
21.Valley View Mall	125%
22.West Towne Mall	125%
23.Westmoreland Mall	115%
24.Westmoreland Crossing	115%

[56]	Under negotiation.

Sch. 4.1(a) - 1

SCHEDULE 4.1(a)

(1) Initial Collateral Properties

1.Cherryvale Mall
2.East Towne Mall
3.Frontier Mall
4.Hanes Mall
5.Imperial Valley Mall
6.Kirkwood Mall
7.Layton Hills Mall
8.Layton Hills Convenience Center
9.Layton Hills Cinemark
10.Layton Hills Plaza
11.Mall Del Norte (including Cinema)
12.Mayfaire Towne Center
13.Northgate Mall
14.Pearland Town Center, Office, and HCA Medical
15.Post Oak Mall / Post Oak Mall III
16.Richland Mall
17.Southaven Towne Center
18.Southaven Town Center - Self-Development
19.Sunrise Mall
20.Turtle Creek Mall
21.Valley View Mall
22.West Towne Mall
23.Westmoreland Mall
24.Westmoreland Crossing

(2) Additional Collateral Properties

[To be updated]

Sch. 4.1(a) - 2

SCHEDULE 4.1(b)

Collateral Property Diligence

An executive summary of the Property including, at a minimum, the following information relating to such Property: (a) a description of such Property, such description to include the age, location, site plan, current occupancy rate and physical condition of such Property; (b) the purchase price paid or to be paid for such Property; (c) the current and projected condition of the regional market and specific submarket in which such Property is located; (d) the current projected capital plans and, if applicable, current renovation plans for such Property; and (e) updated financial projections for the Borrower’s consolidated operations and for such Property;

An operating statement for such Property audited or certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP for the previous three (3) fiscal years; provided that, with respect to any period during which such Property was owned by the Borrower or a Subsidiary of the Borrower for less than three (3) years, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower’s knowledge; provided, further, that if such Property has been operating for less than three (3) years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Administrative Agent may reasonably request;

A copy of a recent ALTA Owner’s Policy of Title Insurance (“Owner’s Policy”) covering such Property showing the identity of the fee titleholder thereto and all matters of record, which shall be issued by a Title Insurance Company;

A Security Deed or an amendment to an existing Security Deed for such Property;

A Title Policy (or an agreed-upon endorsement to an existing Title Policy) for such Property insuring the applicable Security Deed;

An opinion of counsel in the state in which such Property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent;

Copies of all documents of record reflected in Schedule A and Schedule B of the Owner’s Policy and a copy of the most recent real estate tax bill and notice of assessment;

With respect to the Additional Collateral Properties, a current or currently certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, provided that surveys provided in connection with the Existing Credit Agreement shall be acceptable with respect to Initial Collateral Properties;

Receipt of a completed standard flood hazard determination for such Property and if such Property is located in a FEMA-designated special flood hazard area, evidence of the Borrower’s receipt of required notices and adequate flood insurance;

Sch. 4.1(b) - 1

An Appraisal for such Property;

A “Phase I” environmental assessment of such Property not more than twelve (12) months old, which report (a) has been prepared by an environmental engineering firm acceptable to the Administrative Agent and (b) complies with the requirements contained in the Administrative Agent’s guidelines adopted from time to time by the Administrative Agent to be used in its lending practice generally and any other environmental assessments or other reports relating to such Property, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;

A property condition report for each Additional Collateral Property prepared by a firm or firms acceptable to the Administrative Agent;

To the extent requested by the Administrative Agent in its reasonable discretion, seismic reports and such other reports as are usual and customary for similar credit facilities or similar properties, in each case, commissioned by the Administrative Agent in the name of the Administrative Agent, its successors and assigns;

Final certificates of occupancy and any other Governmental Approvals relating to Additional Collateral Property;

A property zoning report indicating that each Additional Collateral Property complies with applicable zoning and land use laws;

Copies of (a) all Property Management Agreements relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, (b) all Tenant Leases with respect to such Property (or, if acceptable to the Administrative Agent, a summary of the terms thereof), and (c) any other franchises, leases or material operating agreements with respect to such Property;

UCC, tax, judgment, litigation, bankruptcy and lien search reports with respect to the Borrower (or the relevant Subsidiary if such Property is owned by a Subsidiary) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property other than Permitted Liens;

Plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Borrower;

Copies of any applicable Ground Leases and estoppels from ground lessors for such Property;

Copies of documentation regarding any other encumbrances over such Property securing amounts greater than $25,000 (as such amount may be increased from time to time by the Administrative Agent in its reasonable discretion), including REAs (and receipt of satisfactory REA estoppels) and leases (including tenant estoppels from tenants covering space equal to 60% of such Property’s square footage requirement), and, to the extent determined by the Administrative Agent, SNDAs, easements, and any other related information as the Administrative Agent may reasonably request;

Sch. 4.1(b) - 2

Inspection of the Properties by the Administrative Agent and its engineers and consultants;

Copies of all policies of insurance required by Section 8.5. including, without limitation, such evidence of flood insurance coverage (including contents coverage, as applicable) as the Administrative Agent shall reasonably require; and

Such other information reasonably deemed necessary by the Administrative Agent (including any supplements to the Schedules hereto with respect to such Property reasonably acceptable to the Administrative Agent).

Sch. 4.1(b) - 3

SCHEDULE 7.1(b)56

Ownership Structure

Part I

Loan Parties and Equity Interests

CBL & Associates Properties, Inc. (Delaware)

CBL Holdings I, Inc. (Delaware) – Limited Subsidiary

CBL & Associates Properties, Inc. - 100% common stock

CBL & Associates Limited Partnership (Delaware) – Limited Grantor and Limited Subsidiary

CBL Holdings I, Inc. - 1% general partnership interest

CBL & Associates Properties, Inc. - 100% common stock

CBL Holdings II, Inc. - 86% limited partnership interest

CBL & Associates Properties, Inc. - 100% common stock

Other Limited Partners – 13% limited partnership interest

Arbor Place Limited Partnership (Georgia) – Subsidiary Guarantor and Limited Subsidiary

Multi-GP Holdings, LLC - 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99% limited partnership interest

CBL RM-Waco, LLC (Texas) – Subsidiary Grantor

CBL/Richland G.P., LLC - .5% membership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99.5% membership interest

CBL SM-Brownsville, LLC (Texas) – Subsidiary Grantor

CBL/Sunrise GP, LLC - .5% membership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99.5% membership interest

CBL/Imperial Valley GP, LLC (California) - Subsidiary Guarantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

CBL/Kirkwood Mall, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

[57]	CBL to update.

Sch. 7.1(b) - Part I - 4

CBL/Madison I, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

CBL/Madison II, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

CBL/Richland G.P., LLC (Texas) - Subsidiary Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

CBL/Sunrise GP, LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

CBL/Westmoreland, L.P. (Pennsylvania) – Subsidiary Grantor

CBL/Westmoreland I, LLC - .5% general partnership interest

CW Joint Venture, LLC - 100% membership interest

Arbor Place Limited Partnership – 18.01% membership interest

Multi-GP Holdings, LLC - 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99% limited partnership interest

CBL & Associates Limited Partnership – 81.99% membership interest

CBL/Westmoreland II, LLC - 99.5% limited partnership interest

CW Joint Venture, LLC - 100% membership interest

Arbor Place Limited Partnership – 18.01% membership interest

Multi-GP Holdings, LLC - 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99% limited partnership interest

CBL & Associates Limited Partnership – 81.99% membership interest

CBL/Westmoreland I, LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary

CW Joint Venture, LLC - 100% membership interest

Arbor Place Limited Partnership – 18.01% membership interest

Multi-GP Holdings, LLC - 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99% limited partnership interest

CBL & Associates Limited Partnership – 81.99% membership interest

CBL/Westmoreland II, LLC (Pennsylvania) - Subsidiary Grantor and Limited Subsidiary

CW Joint Venture, LLC - 100% membership interest

Arbor Place Limited Partnership – 18.01% membership interest

Multi-GP Holdings, LLC - 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

Sch. 7.1(b) - Part I - 5

CBL & Associates Limited Partnership - 99% limited partnership interest

CBL & Associates Limited Partnership – 81.99% membership interest

Cherryvale Mall, LLC (Delaware) – Subsidiary Grantor

CBL & Associates Limited Partnership - 100% membership interest

CW Joint Venture, LLC (Delaware) - Subsidiary Guarantor and Limited Subsidiary

Arbor Place Limited Partnership – 18.01% membership interest

Multi-GP Holdings, LLC - 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership - 99% limited partnership interest

Frontier Mall Associates Limited Partnership (Wyoming) – Subsidiary Grantor

CBL & Associates Limited Partnership - 99.9% general partnership interest

Mortgage Holdings, LLC - .1% limited partnership interest

CBL & Associates Limited Partnership - 100% membership interest

Hixson Mall, LLC (Tennessee) – Subsidiary Grantor

CBL & Associates Limited Partnership - 100% membership interest

Imperial Valley Mall GP, LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary

Imperial Valley Mall, L.P. - 100% membership interest

CBL/Imperial Valley GP, LLC– 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99% limited partnership interest

Imperial Valley Mall II, L.P. (California) – Subsidiary Grantor

Imperial Valley Mall GP, LLC– 0.5 % general partnership interest

Imperial Valley Mall, L.P. - 100% membership interest

CBL/Imperial Valley GP, LLC – 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99% limited partnership interest

Imperial Valley Mall, L.P. – 99.5% limited partnership interest

CBL/Imperial Valley GP, LLC – 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99% limited partnership interest

Imperial Valley Mall, L.P. (California) - Subsidiary Grantor and Limited Subsidiary

CBL/Imperial Valley GP, LLC – 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99% limited partnership interest

JG Winston-Salem, LLC (Ohio) – Subsidiary Grantor

CBL & Associates Limited Partnership - 100% membership interest

Kirkwood Mall Acquisition LLC (Delaware) – Subsidiary Grantor

Kirkwood Mall Mezz LLC - 100% membership interest

Sch. 7.1(b) - Part I - 6

CBL/Kirkwood Mall, LLC - 100% membership interest

CBL & Associates Limited Partnership - 100% membership interest

Kirkwood Mall Mezz LLC (Delaware) - Subsidiary Grantor and Limited Subsidiary

CBL/Kirkwood Mall, LLC - 100% membership interest

CBL & Associates Limited Partnership - 100% membership interest

Layton Hills Mall CMBS, LLC (Delaware) – Subsidiary Grantor

CBL & Associates Limited Partnership - 100% membership interest

Madison Joint Venture, LLC (Wisconsin) – Limited Grantor and Limited Subsidiary

CBL/Madison I, LLC - 100% membership interest

CBL & Associates Limited Partnership - 100% membership interest

Madison/East Towne, LLC (Delaware) – Subsidiary Grantor

Madison Joint Venture, LLC - 100% membership interest

CBL/Madison I, LLC - 100% membership interest

Madison/West Towne, LLC (Delaware) – Subsidiary Grantor

Madison Joint Venture, LLC - 100% membership interest

CBL/Madison I, LLC - 100% membership interest

CBL & Associates Limited Partnership - 100% membership interest

Mall Del Norte, LLC (Texas) – Subsidiary Grantor

MDN/Laredo GP, LLC - 0.5% membership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99.5% membership interest

Mayfaire GP, LLC (Delaware) – - Subsidiary Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

Mayfaire Town Center, LP (Delaware) – Subsidiary Grantor

Mayfaire GP, LLC– 1% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99% limited partnership interest

MDN/Laredo GP, LLC (Delaware) – - Subsidiary Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

Mortgage Holdings, LLC (Delaware) – Limited Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

Multi-GP Holdings, LLC (Delaware) –Subsidiary Guarantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

Pearland Ground, LLC (Texas) – Subsidiary Grantor

Pearland Town Center Limited Partnership - 100% membership interest

Pearland Town Center GP, LLC – 0.5% general partnership interest

Sch. 7.1(b) - Part I - 7

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99.5%  limited partnership interest

Pearland Town Center GP, LLC (Delaware) – - Subsidiary Grantor and Limited Subsidiary

CBL & Associates Limited Partnership - 100% membership interest

Pearland Town Center Limited Partnership (Texas) – Subsidiary Grantor and Limited Subsidiary

Pearland Town Center GP, LLC – 0.5% general partnership interest

CBL & Associates Limited Partnership - 100% membership interest

CBL & Associates Limited Partnership – 99.5% limited partnership interest

POM-College Station, LLC (Texas) – Subsidiary Grantor

CBL & Associates Limited Partnership - 99.9% membership interest

Mortgage Holdings, LLC - .1% membership interest

CBL & Associates Limited Partnership – 100% membership interest

Turtle Creek Limited Partnership (Mississippi) – Subsidiary Grantor

CBL & Associates Limited Partnership - 99.9% general partnership interest

Mortgage Holdings, LLC - .1% limited partnership interest

CBL & Associates Limited Partnership – 100% membership interest

Sch. 7.1(b) - Part I - 8

SCHEDULE 7.1(b)

Ownership Structure57

Part II

Collateral Properties and Owners

*EACH OWNER LISTED BELOW IS 100% DIRECTLY OR INDIRECTLY OWNED BY
BORROWER

[58]	CBL to update.

Sch. 7.1(b) - 9

Collateral Property	Owner (State of Formation)
Richland Mall	CBL RM-Waco, LLC, a Texas limited liability company
Sunrise Mall	CBL SM-Brownsville, LLC, a Texas limited liability company
Westmoreland Mall	CBL/Westmoreland, L.P., a Pennsylvania limited partnership
Westmoreland Crossing	CBL/Westmoreland, L.P., a Pennsylvania limited partnership
Cherryvale Mall	Cherryvale Mall, LLC, a Delaware limited liability company
Frontier Mall	Frontier Mall Associates Limited Partnership, a Wyoming limited partnership
Northgate Mall	Hixson Mall, LLC, a Tennessee limited liability company
Imperial Valley Mall	Imperial Valley Mall II, L.P., a California limited partnership
Hanes Mall	JG Winston-Salem, LLC, an Ohio limited liability company
Kirkwood Mall	Kirkwood Mall Acquisition LLC, a Delaware limited liability company
Layton Hills Mall	Layton Hills Mall CMBS, LLC, a Delaware limited liability company
Layton Hills Convenience Center	Layton Hills Mall CMBS, LLC, a Delaware limited liability company
Layton Hills Cinemark	Layton Hills Mall CMBS, LLC, a Delaware limited liability company
Layton Hills Plaza	Layton Hills Mall CMBS, LLC, a Delaware limited liability company
East Towne Mall (Leasehold)	Madison/East Towne, LLC, a Delaware limited liability company
East Towne Mall	Madison Joint Venture, LLC, a Wisconsin limited liability company
West Towne Mall (Leasehold)	Madison/West Towne, LLC, a Delaware limited liability company
West Towne Mall	Madison Joint Venture, LLC, a Wisconsin limited liability company
Mall Del Norte (including Cinema)	Mall Del Norte, LLC, a Texas limited liability company
Mayfaire Town Center	Mayfaire Town Center, LP, a Delaware limited partnership
Pearland Town Center (Leasehold)	Pearland Ground, LLC, a Texas limited liability company
Pearland Town Center	Pearland Town Center Limited Partnership, a Texas limited partnership
Post Oak Mall / Post Oak Mall III	POM-College Station, LLC, a Texas limited liability company
Turtle Creek Mall	Turtle Creek Limited Partnership, a Mississippi limited partnership

Sch. 7.1(b) - 10

SCHEDULE 7.1(f)

Occupancy Status of Properties58

*ALL PROPERTIES ARE COLLATERAL PROPERTIES
UNLESS OTHERWISE NOTED

**IF A LOAN PARTY IS NOT LISTED, IT HAS NO
REAL ESTATE ASSET TITLED IN ITS NAME

[59]	CBL to update.

Sch. 7.1(f) - 11

Loan Party	Real Estate Asset	Occupancy Rate
CBL & Associates Limited Partnership	Frontier Square (Non-Borrowing (Base) Foothills Plaza – Kroger (Non-Borrowing Base) Vacant Parcels – Frontier Mall (Non-Borrowing Base)

CBL RM-Waco, LLC	Richland Mall	99.3%
CBL SM-Brownsville, LLC	Sunrise Mall	97.9%
CBL/Westmoreland, L.P.	Westmoreland Mall	91.0%
CBL/Westmoreland, L.P.	Westmoreland Crossing	97.2%
Cherryvale Mall, LLC	Cherryvale Mall	96.6%
Frontier Mall Associates Limited Partnership	Frontier Mall	93.3%
Hixson Mall, LLC	Northgate Mall	86.0%
Imperial Valley Mall II, L.P.	Imperial Valley Mall	90.9%
JG Winston-Salem, LLC	Hanes Mall	97.1%
Kirkwood Mall Acquisition LLC	Kirkwood Mall	93.6%
Layton Hills Mall CMBS, LLC	Layton Hills Mall	98.1%
Layton Hills Mall CMBS, LLC	Layton Hills Convenience Center	93.7%
Layton Hills Mall CMBS, LLC	Layton Hills Cinemark*
Layton Hills Mall CMBS, LLC	Layton Hills Plaza	88.8%
Madison Joint Venture, LLC	West Towne Crossing (Non-Borrowing Base)
	Fee Ownership in East Towne Mall and West Towne Mall Outparcels at West Towne Mall (Non-Borrowing Base)
Madison/East Towne, LLC	East Towne Mall	91.3%
Madison/West Towne, LLC	West Towne Mall	92.1%
Mall Del Norte, LLC	Mall Del Norte (including Cinema)	95.3%
Mayfaire Town Center, LP	Mayfaire Town Center	92.3%
Pearland Town Center Limited Partnership	Pearland Town Center	92.7%
Pearland Ground, LLC	Pearland Town Center (Leasehold Interest in 4.0515 acres)	100%**
POM-College Station, LLC	Post Oak Mall / Post Oak Mall III	88.7%
Turtle Creek Limited Partnership	Turtle Creek Mall	90.1%
*Occupancy rate for Layton Hills Cinemark is included in the occupancy rate for Layton Hills Mall.
**Only includes the office component under the ground lease. The retail component is included in the occupancy rate for Pearland Town Center owned by Pearland Town Center Limited Partnership

Sch. 7.1(f) - 12

SCHEDULE 7.1(h)

Material Contracts59

Frontier Mall -

Net Out Agreement dated June 1, 1982, by and between CBL & Associates, Inc. (predecessor to Frontier Mall Associates Limited Partnership and PCW Associates), as amended by that certain First Amendment to Management and Net Out Agreement dated as of May 1, 2001, and that certain Second Amendment to Management and Net Out Agreement dated as of June 26, 2017 (pertains to the J.C. Penney parcel)

[60]	CBL to update.

Sch. 7.1(h) - 1

SCHEDULE 7.1(i)

Litigation60

As further disclosed to the Lenders in writing prior to the Agreement Date:

Wave Lengths Hair Salons of Florida, Inc. d/b/a Salon Adrian v. CBL & Associates Properties, Inc., CBL & Associates Management, Inc., CBL & Associates Limited Partnership and JG Gulf Coast Town Center LLC, Case No. 2:16-cv-00206, United Stated District Court for the Middle District of Florida

[61]	CBL to update.

Sch. 7.1(i) - 1

SCHEDULE 7.1(r)

Affiliate Transactions61

None.

[62]	CBL to update.

Sch. 7.1(r) - 1

SCHEDULE 7.1(cc)(vii)

Flood Zones62

None.

NAI-1518750742v8

[63]	CBL to update.